             AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
                              ON MARCH 14, 2003


         CONSENT SOLICITATION STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /     Preliminary Proxy Statement

/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/     Definitive Proxy Statement

/ /     Definitive Additional Materials

/ /     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        ENSTAR INCOME PROGRAM IV-2, L.P.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /     No fee required.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:

/X/     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

            -------------------------------------------------------------------

        (2) Form, Schedule or Registration Statement No.:

            -------------------------------------------------------------------

        (3) Filing Party:

            -------------------------------------------------------------------

        (4) Date Filed:

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                        ENSTAR INCOME PROGRAM IV-2, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                               March 14, 2003

Dear Limited Partner:

         As a holder of limited partnership units ("units") of Enstar Income Program IV-2, L.P. ("Enstar IV-2"), you are being asked to vote upon a plan of liquidation (the "Liquidation Plan") for Enstar IV-2. Currently, Enstar IV-2's principal asset is its 50% ownership interest in Enstar IV/PBD Systems Venture, a Georgia general partnership (the "PBD joint venture"). The PBD joint venture owns and operates a cable television system in and around the communities of Dexter and Bloomfield, Missouri (collectively, the "system"). The other partner in the PBD joint venture is an affiliated partnership, Enstar Income Program IV-1, L.P. ("Enstar IV-1"). All holders of units in Enstar IV-2 ("unitholders") are being asked to consent to the sale of all of the cable television systems of the PBD joint venture and to the subsequent liquidation and dissolution of Enstar IV-2, which will result in each unitholder receiving approximately $93 per unit.

         The units were originally issued at a price of $250. Since the initial issuance of units, unitholders have received aggregate cash distributions of $359 per unit. We estimate that Enstar IV-2 and the PBD joint venture will incur approximately $39,350 and $47,200, respectively, in fees, charges and other costs in connection with the Liquidation Plan. In addition, we and our affiliates expect to receive approximately $162,800 in repayment of deferred management fees and approximately $280,300 in repayment of other obligations owed by Enstar IV-2.

         The Liquidation Plan will not be implemented unless it is approved by unitholders holding a majority of the units. In addition, the Liquidation Plan will not become effective unless certain portions of the Liquidation Plan are approved by a majority-in-interest of the limited partners of Enstar IV-1.

         Please complete and return your consent card as soon as possible. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.

         We urge you to read carefully the attached consent solicitation statement in its entirety before voting. The consent solicitation statement sets forth our reasons for believing that the Liquidation Plan is the best alternative available to the unaffiliated unitholders and the basis for our recommendation. The consent solicitation statement also describes the Liquidation Plan in detail. If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar IV-2's soliciting agent, D.F. King & Co., Inc., at (800) 207-2014.

         You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone: (314) 543-2389.

                                   Very truly yours,

                                   Enstar Communications Corporation
                                   Corporate General Partner


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

                        ENSTAR INCOME PROGRAM IV-2, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                         NOTICE OF CONSENT SOLICITATION

                                                              March 14, 2003

To the Limited Partners of Enstar Income Program IV-2, L.P.:

         NOTICE IS HEREBY GIVEN to the holders (the "unitholders") of the limited partnership units (the "units") of Enstar Income Program IV-2, L.P., a Georgia limited partnership ("Enstar IV-2"), that Enstar Communications Corporation, a Georgia corporation and a general partner of Enstar IV-2 (the "corporate general partner"), is soliciting written consents on behalf of Enstar IV-2 to approve a plan of liquidation (the "Liquidation Plan").

         Enstar IV-2 currently owns a 50% interest in Enstar IV/PBD Systems Venture, a Georgia general partnership (the "PBD joint venture"). The PBD joint venture owns and operates a cable television system in and around the communities of Dexter and Bloomfield, Missouri (collectively, the "system"). The other partner in the PBD joint venture is Enstar Income Program IV-1, L.P. ("Enstar IV-1"). Under the Liquidation Plan, the PBD joint venture will sell its cable television system assets to Telecommunications Management, LLC, a Missouri limited liability company ("Telecommunications"), and the PBD joint venture will subsequently dissolve and terminate its operations.

         The Liquidation Plan authorizes:

      o the PBD joint venture to sell the system to Telecommunications under an asset purchase agreement for a sale price of approximately $3,148,000 in cash, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions (the
         "Telecommunications Sale"); and

      o the subsequent dissolution, termination and liquidation of Enstar IV-2 through one or more liquidating distributions to the general partners and the unitholders, in accordance with Enstar IV-2's partnership agreement (the "Enstar Liquidation").

         We are providing unitholders with an opportunity to separately vote upon each proposal. However, the Liquidation Plan will not be completed unless unitholders approve all proposals.

         The Telecommunications Sale and the Enstar Liquidation are more fully described in the attached consent solicitation statement under "Liquidation Plan Summary" on pages 3-6, "Questions and Answers About the Liquidation Plan" on pages 7-8 and "Special Factors" on pages 14-46.

         Enstar IV-2 is seeking to obtain approval of the Liquidation Plan from its unitholders through the solicitation of written consents. No meeting of the unitholders will be held. The consent of unitholders holding a majority of the outstanding units on the record date specified below as to each proposal is required in order to adopt the Liquidation Plan, and will bind all of the unitholders. As of December 31, 2002, there were approximately 830 unitholders of Enstar IV-2 holding a total of 39,848 units.

         The close of business on March 3, 2003 is the record date for determining the limited partners entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of

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

the limited partners will be solicited during the period (the "Solicitation Period"), which begins on March 14, 2003 and will end at 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of limited partners holding a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the soliciting agent; or (2) May 16, 2003 (or, if the Solicitation Period is extended by the general partner, at 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).

         Please indicate your approval, disapproval or abstention with respect to the Liquidation Plan by marking and signing the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., the soliciting agent, at 77 Water Street, New York, New York 10005. If you sign and send in the enclosed consent card but do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.

         You may change your vote at any time before expiration of the Solicitation Period. You can do this by sending a written notice dated later than your consent card stating that you would like to revoke or change your vote, or by completing and submitting a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the original Solicitation Period or extended Solicitation Period, as the case may be.

         For more information, you may contact Enstar IV-2 and the corporate general partner at their principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Partnership Relations; telephone:
(314) 543-2389.

         Your approval is important. Please read the consent solicitation statement and attached exhibits carefully and then complete, sign and date the enclosed consent card and return it in the self-addressed prepaid envelope or by sending a facsimile of the front and back of the consent card to D.F. King & Co., Inc. Your prompt response is appreciated.

                                     ENSTAR COMMUNICATIONS CORPORATION
                                     CORPORATE GENERAL PARTNER


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

                        ENSTAR INCOME PROGRAM IV-2, L.P.
                      C/O ENSTAR COMMUNICATIONS CORPORATION
                             12405 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131

                                                              March 14, 2003

                         ------------------------------
                         CONSENT SOLICITATION STATEMENT
                         ------------------------------

         This consent solicitation statement relates to the solicitation by the corporate general partner of Enstar Income Program IV-2, L.P. ("Enstar IV-2") of the consent of the unitholders of Enstar IV-2 to a Liquidation Plan. This consent solicitation statement contains information about the Liquidation Plan that may be important to your decision.

         You should carefully read this entire document before you decide whether to approve or disapprove the Liquidation Plan.

         This consent solicitation statement and the accompanying consent card are first being mailed to the limited partners on or about March 14, 2003.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This consent solicitation statement includes certain forward-looking statements regarding, among other things, future results of operations, regulatory requirements, competition, capital needs, general business conditions applicable to Enstar IV-2 and the anticipated effect on unitholders of the proposed Liquidation Plan. Such forward-looking statements involve risks and uncertainties including, without limitation, the uncertainty of legislative and regulatory changes, the rapid developments in the competitive environment facing cable television operators such as Enstar IV-2, and the completion of the Telecommunications Sale and Liquidation Plan in accordance with their respective terms. In addition to the information provided herein, reference is made to the accompanying copy of Enstar IV-2's Annual Report on Form 10-K for the year ended December 31, 2001 and Enstar IV-2's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 for additional information regarding such matters and the effect thereof on Enstar IV-2's business.

         The soliciting agent, D.F. King & Co., Inc., has been retained to assist Enstar Communications in soliciting the consents with respect to the Liquidation Plan for a base fee of approximately $3,750, plus additional fees and reimbursement of expenses, estimated at approximately $5,000. All costs associated with the solicitation will be paid by Enstar IV-2.

         This consent solicitation statement is being furnished to the unitholders by the following entities, which are collectively called the "participants:" Enstar IV-2; the corporate general partner of Enstar IV-2; Charter Communications Holding Company, LLC ("Holdco"); and their ultimate parent, Charter Communications, Inc. ("Charter, Inc.").

         The date of this consent solicitation statement is March 14, 2003.

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

                                TABLE OF CONTENTS
                        ENSTAR INCOME PROGRAM IV-2, L.P.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING
    STATEMENTS............................................................  1
LIQUIDATION PLAN SUMMARY..................................................  3
QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN..........................  7
WHO CAN HELP ANSWER YOUR QUESTIONS........................................  9
OWNERSHIP STRUCTURE CHART................................................. 10
SELECTED FINANCIAL INFORMATION............................................ 11
SPECIAL FACTORS........................................................... 14
   General................................................................ 14
   Purpose and Reasons for the Telecommunications Sale.................... 15
   Alternatives to Liquidation Plan Not Prudent........................... 18
   Ability to Sell Units.................................................. 19
   Effects of the Transaction............................................. 19
   Best Available Transaction............................................. 20
   Recommendation of the Corporate General Partner and Other Participants. 30
   Related Party Transactions............................................. 33
   Conflicts of Interest.................................................. 34
   The Telecommunications Purchase Agreement.............................. 34
   Description of Assets.................................................. 38
   Use of Proceeds and Cash Distributions................................. 38
   Disadvantages of the Liquidation Plan.................................. 40
   Consequences of Failure to Approve the Liquidation Plan................ 40
   Approval of the Liquidation Plan by Enstar IV-1........................ 41
   Effect of Termination of the Telecommunications Sale................... 41
   Effect of Partial Closing Under the Telecommunications Sale............ 42
   Liquidation of the PBD Joint Venture................................... 42
   Liquidation of Enstar IV-2............................................. 42
   Federal Income Tax Consequences of the Liquidation Plan................ 43
   State Tax Consequences................................................. 46
   No Appraisal Rights.................................................... 46
NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS........................ 46
DISTRIBUTIONS TO UNITHOLDERS.............................................. 47
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF........................... 47
IDENTITY AND BACKGROUND OF CERTAIN PERSONS................................ 48
   Enstar Communications Corporation...................................... 48
   Robert T. Graff........................................................ 50
   Charter Communications, Inc............................................ 50
   Charter Communications Holding Company, LLC............................ 51
VOTING PROCEDURES......................................................... 52
AVAILABLE INFORMATION..................................................... 53
INFORMATION INCORPORATED BY REFERENCE..................................... 53


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                            LIQUIDATION PLAN SUMMARY

         The following summary highlights very important information contained elsewhere in this consent solicitation statement, but does not contain all of the information in this consent solicitation statement that may be important to your decision. You should carefully read this entire document, including the exhibits, before you decide whether to approve or disapprove of the Plan of Liquidation.

         o BACKGROUND. Enstar IV-2 was formed to provide capital for investment in a pool of unspecified cable system assets. The PBD joint venture was formed with Enstar IV-1 and Enstar IV-2 each owning a 50% interest as general partners. Another joint venture, Enstar Cable of Macoupin County ("Macoupin joint venture"), also was formed by Enstar IV-1, Enstar IV-2 and Enstar IV-3, with each holding a one-third interest. The Macoupin joint venture and the PBD joint venture acquired cable systems in Illinois and Missouri.

         In 1999, the corporate general partner commenced a process of seeking purchasers for all of the cable television systems of Enstar IV-2 and the joint ventures, as well as cable systems operated by 12 other affiliated partnership cable operators. This effort was undertaken primarily because, based on the corporate general partner's experience in the cable television industry, the corporate general partner concluded that generally applicable market conditions and competitive factors would increasingly make it difficult for smaller operators of rural cable systems, such as the PBD joint venture, to effectively compete and be financially successful. Specifically, the system continues to faces significant competition from direct broadcast satellite ("DBS") operators. The corporate general partner believes that the system must be upgraded in order for the system to maintain its subscriber base and to be competitive with DBS. Upgrading the system would cost an estimated $2.4 million to $2.8 million in order to offer services comparable to DBS operators. The corporate general partner believes that this investment cannot be viably supported by the PBD joint venture's potential revenues and operating income. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 15-18.

         o MARKETING THE SYSTEM. The bidding process for the system was conducted by Daniels & Associates, L.P. ("Daniels"), a prominent business broker with extensive expertise in the cable and telecommunications industry. Daniels marketed the joint ventures' cable television systems, as well as the cable systems of the other affiliated Enstar partnerships, to third parties whom Daniels identified as being likely to have an interest in acquiring the systems.

         In March 2002, the PBD joint venture sold its Poplar Bluff franchise area to the City of Poplar Bluff, Missouri for a sale price of approximately $8.0 million, subject to closing sales price adjustments, an escrow for indemnity claims and transaction costs. In April 2002, the PBD joint venture also completed the sale to Interlink Communications Partners, LLC, an affiliate of the corporate general partner, of the PBD joint venture's Mt. Carmel, Illinois system for a total sale price of $5.1 million, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. Enstar Cable of Macoupin County (the "Macoupin joint venture"), a general partnership in which Enstar IV-2 held a one-third interest, sold all of its cable television system assets in a separate transaction authorized by the unitholders in April 2002 and subsequently dissolved.

         This marketing process also resulted in the corporate general partner's conclusion that Telecommunications offered the best available transaction for the sale of the PBD joint venture's remaining system. For more information, please see "Special Factors--Best Available Transaction" on pages 20-29.

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         o THE TELECOMMUNICATIONS SALE. The terms and conditions of the
Telecommunications Sale are summarized below. The Telecommunications Sale will be accounted for using the purchase method of accounting. For more information, please see "Special Factors -- The Telecommunications Purchase Agreement" on pages 34-38.

                  THE SALE PRICE. Telecommunications has agreed to acquire the cable television assets of ten partnerships managed by the corporate general partner, of which the PBD joint venture's system is a part, under an asset purchase agreement. The sale price will be approximately $15.3 million for all of the cable television assets of the selling partnerships (the "sellers"), subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. In its bid for all of these systems, Telecommunications allocated the total purchase price among each of the systems being sold, with approximately $3.1 million to be paid to the PBD joint venture for its system. This allocation was based on a sale price of $825 per subscriber.

                  SALE PRICE ADJUSTMENTS. The sale price to be paid to the PBD joint venture is subject to customary working capital closing adjustments. In addition, Telecommunications assigned a prescribed target number of subscribers at closing for the PBD joint venture's system. This target number is 3,816, and any shortfall in that target number for the system will result in the sale price being reduced by $825 per shortfall subscriber. As of January 31, 2003, there was a short fall of 54 subscribers. Accordingly, if the closing were held at that date, these purchase adjustments would result in a decrease in purchase price of $44,550.

                  INDEMNIFICATION. In addition, Telecommunications will deposit $500,000 of the sale price in an escrow to provide funds for the payment of any indemnification to which Telecommunications may be entitled arising after the closing when claims exceed $100,000. Of the $500,000 deposited by Telecommunications in escrow, $102,893 is allocated as the PBD joint venture's portion of the amount in escrow. Total indemnification claims by Telecommunications may not exceed an aggregate of $1.6 million for all of the sellers. Amounts placed in escrow will remain in escrow for a period of 13 months after closing. Accordingly, the PBD joint venture will not receive the full purchase price at closing. For more information, please see "Special Factors -- The Telecommunications Purchase Agreement" on pages 34-38.

                  CLOSING CONDITIONS. The Telecommunications Sale is subject to several customary closing conditions, any or all of which may be waived. These conditions include a requirement that the PBD joint venture shall have obtained certain material and required consents, including necessary general and limited partner consents, and there shall have been no material adverse change in the business, financial condition or prospects of the system prior to closing. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, which includes the PBD joint venture's system. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications.

         o DISSOLUTION AND LIQUIDATION OF ENSTAR IV-2. Following the Telecommunications Sale, the PBD joint venture will distribute its remaining assets to its partners and automatically dissolve and terminate. Upon termination of the PBD joint venture, Enstar IV-2 will dissolve, liquidate and terminate. As part of the dissolution and termination, Enstar IV-2 will pay its remaining debts and obligations. The corporate general partner will make one or more liquidating distributions to itself, the individual general

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partner and the unitholders of Enstar IV-2's remaining assets, in accordance with the partnership agreement. The corporate general partner currently estimates that pre-tax liquidating distributions to the unitholders in respect of the Telecommunications Sale will total approximately $93 per unit, after estimated closing adjustments, taxes and closing and liquidation expenses. The corporate general partner and the individual general partner will collectively receive an estimated liquidating distribution of approximately $37,300 in the aggregate in respect of the Telecommunications Sale. In addition, the corporate general partner and its affiliates will receive approximately $162,800 in repayment of deferred management fees, and approximately $280,300 in repayment of deferred, unpaid expenses owed to the corporate general partner and its affiliates by Enstar IV-2. The corporate general partner estimates that Enstar IV-2 will incur approximately $39,350 in fees, charges and other costs in connection with the Liquidation Plan.

         The corporate general partner presently expects that the Telecommunications Sale will close on or before August 29, 2003. The PBD joint venture will not be terminated until after the Telecommunications Sale. The corporate general partner anticipates making the initial liquidating distribution approximately 90 days after the closing of the Telecommunications Sale. The corporate general partner also expects that after required closing adjustments are completed and escrow proceeds are released, final liquidating distributions will be made of any remaining funds. This is expected to occur approximately 13 months after the closing of the Telecommunications Sale. For more information, please see "Special Factors -- Use of Proceeds and Cash Distributions" on pages 38-40 and "-- Liquidation of Enstar IV-2" on pages 42-43.

         o DETERMINATION OF THE SALE PRICE. During the period during which purchasers were sought for the system, the corporate general partner ultimately concluded that Telecommunications offered the best available transaction to sell the system. Telecommunication's offer was obtained through a broadly based solicitation process, in which an experienced cable television industry broker marketed the PBD joint venture's system and the cable television systems of the other affiliated limited partnerships to what the corporate general partner and the other participants believe was fairly representative of the universe of possible purchasers. The process was confidential: neither the broker, Telecommunications nor any other bidder knew the prices or other terms of the other bidders' offers, and the corporate general partner of Enstar IV-2 did not know the contents of any bid, until all the bids were received and the deadline for the submission of bids had passed. The corporate general partner and the other participants believe that this process acted as a "market check" that enabled the corporate general partner to objectively determine from a representative universe of potential buyers the present range of market values for the system and obtain what the corporate general partner and the other participants believe to be the best transaction currently available in the market.

         Based on the foregoing, the corporate general partner and the other participants have concluded that approval of the Liquidation Plan is in the best interests of Enstar IV-2 and the unitholders. For more information, please see "Special Factors--Purpose and Reasons for the Telecommunications Sale" on pages 15-18, "-- Best Available Transaction" on pages 20-29 and
"-- Recommendation of the Corporate General Partner and Other Participants" on pages 30-32.

         o DISADVANTAGES OF THE LIQUIDATION PLAN. The primary disadvantage to Enstar IV-2, the unitholders, the corporate general partner and the individual general partner is that they will not benefit from possible improvements in economic and market conditions, if any, which might produce increased revenues and operating income for the PBD joint venture and possibly increase the sale price of the system in the future. This risk exists regardless of whether the system is sold to Telecommunications or to another party. For more information, please see "Special Factors -- Disadvantages of the Liquidation Plan" on page 40.

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         o FAILURE TO APPROVE THE LIQUIDATION PLAN. If the Liquidation Plan is
not completed, Enstar IV-2 will continue to own and operate, through its interest in the PBD joint venture, the system for an indefinite period of time. The corporate general partner cannot assure you that Enstar IV-2 ever will be in a position to make any further distributions to the unitholders. Further, if the Liquidation Plan is not approved, the corporate general partner believes the system will continue to face significant competition, and will lose subscribers at an accelerated rate. The corporate general partner also cannot assure you that a future sale of the system would be on terms equal to or more favorable than those offered by Telecommunications. For more information, please see "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on pages 40-41.

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                QUESTIONS AND ANSWERS ABOUT THE LIQUIDATION PLAN

Q:    WHAT WILL I RECEIVE AS A RESULT OF THE LIQUIDATION PLAN?

A:    You will receive one or more distributions of your share of Enstar IV-2's allocable share of the distributions made by the PBD joint venture from the net sale proceeds, which the corporate general partner presently estimates will total approximately $93 per unit in respect of the Telecommunications Sale, after estimated adjustments and expenses. The units were initially issued at a price of $250 per unit and, since such initial issuance, Enstar IV-2 has made aggregate cash distributions to the unitholders of $359 per unit. Included in that amount are amounts distributed to unitholders by Enstar IV-2 of approximately $7.1 million, or $178 per unit, in respect of proceeds from the sale of certain of the cable systems of the joint ventures' in March and April 2002. For more information, please see "Special Factors--Use of Proceeds and Cash Distributions" on pages 38-40 and "Distributions to Unitholders" on page 47.

Q:    WHAT WILL MY TOTAL DISTRIBUTIONS BE IF THE LIQUIDATION PLAN IS NOT
      COMPLETED?

A:    If the Liquidation Plan is not completed, Enstar IV-2 will re-examine its ability to pay distributions on a quarterly basis. The corporate general partner cannot assure you that future distributions will be made, or if made, when or in what amounts. Apart from the general requirement that cash distributions be made from available cash flow, after expenses, there are no restrictions on Enstar IV-2's current or future ability to make distributions. For more information, please see "Special Factors -- Consequences of Failure to Approve the Liquidation Plan" on pages 40-41 and "--Effects of the Transaction -- on the Joint Venture" on page 20.

Q:    WHEN DO YOU EXPECT THE LIQUIDATION PLAN TO BE COMPLETED?

A:    The corporate general partner is working towards completing the
Telecommunications Sale and the other components of the Liquidation Plan as quickly as possible. The corporate general partner will seek to complete the Telecommunications Sale on or before August 29, 2003. The partnership agreement of the PBD joint venture requires the approval of both general partners, Enstar IV-1 and Enstar IV-2, in order for the Telecommunications Sale to occur. Therefore, the Liquidation Plan cannot be completed unless a majority-in-interest of the limited partners of Enstar IV-1 approve the Telecommunications Sale. The corporate general partner is in the process of seeking the approval of a majority-in-interest of the limited partners of Enstar IV-1.

         The corporate general partner anticipates making the initial liquidating distribution approximately 90 days after the closing of the Telecommunications Sale. The corporate general partner also expects that after required closing adjustments are completed and escrow proceeds are released, final liquidating distributions will be made of any remaining funds. This is expected to occur approximately 13 months after the closing of the Telecommunications Sale. For more information, please see "Special Factors -- The Telecommunications Purchase Agreement" on pages 34-38 and "Approval of the Liquidation Plan by Enstar IV-1" on page 41.

Q:    WILL I OWE ANY FEDERAL INCOME TAXES AS A RESULT OF THE LIQUIDATION PLAN?

A:    In general, you will recognize a gain or loss for federal income tax purposes as a result of the Liquidation Plan. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY BOTH THE FEDERAL AND STATE TAX CONSEQUENCES TO YOU OF THE LIQUIDATION PLAN. For more information, please see "Special Factors -- Federal Income Tax Consequences of the Liquidation Plan" on pages 43-46.

Q:    WHAT DO I DO TO VOTE MY ENSTAR IV-2 UNITS?

A:    In order to vote your units either to approve, disapprove or abstain from the Liquidation Plan, you must mark the appropriate box on the enclosed consent card, sign and date the consent card and return it in the enclosed self-addressed envelope to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you sign and send the consent card, but do not indicate your vote as to the proposals that comprise the Liquidation Plan, your consent card will be treated as voting to APPROVE the proposals that comprise the Liquidation Plan. If you vote to ABSTAIN as to the Liquidation Plan, the effect will be the same as if you voted to DISAPPROVE the Liquidation Plan. If you fail to send in your consent card, the effect will be the same as if you voted to DISAPPROVE the Liquidation Plan. The Liquidation Plan will not be completed unless unitholders approve all proposals that comprise the Liquidation Plan. As such, if you vote to DISAPPROVE of any one or more proposals that make up the Liquidation Plan, the effect will be the same as if you voted to DISAPPROVE the entire Liquidation Plan. Your consent card must be received by the soliciting agent before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner or the soliciting agent; or
(2) May 16, 2003 (or, if the Solicitation Period is extended, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period).

Q:    MAY I CHANGE MY VOTE AFTER I MAIL MY UNITHOLDER CONSENT CARD?

A:    Yes. You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner or the soliciting agent; or (2) May 16, 2003 (or, if the Solicitation Period is extended by the general partner, at any time before 5:00 p.m., New York City time, on the expiration date of the extended Solicitation Period). You can change your vote in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. TO BE EFFECTIVE, YOUR NOTICE OF REVOCATION OR NEW CONSENT CARD MUST BE RECEIVED BEFORE THE END OF THE SOLICITATION PERIOD OR EXTENDED SOLICITATION PERIOD, AS THE CASE MAY BE.

Q:    DO UNITHOLDERS HAVE APPRAISAL OR OTHER SIMILAR RIGHTS?

A:    Under the partnership agreement and applicable state law, unitholders are not entitled to dissenters' appraisal or other similar rights that, if they were available, would allow unitholders who dissent from the Liquidation Plan to receive payments of the appraised value of their units in lieu of the liquidating distributions. The corporate general partner presently estimates that liquidating distributions will aggregate approximately $93 per unit in respect of the Telecommunications Sale after estimated closing adjustments and expenses, taxes and liquidation expenses. For more information, please see "Special Factors -- No Appraisal Rights" on page 46.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you have more questions about the Liquidation Plan, you should contact:

                  Enstar Income Program IV-2, L.P.
                  c/o Enstar Communications Corporation
                  12405 Powerscourt Drive
                  St. Louis, Missouri 63131
                  Attention: Partnership Relations
                  Telephone: (314) 543-2389

         If you would like additional copies of this consent solicitation statement, or a copy of the asset purchase agreement with Telecommunications, or if you have questions about how to complete and return your consent card, you should contact:

                  D.F. King & Co., Inc.
                  77 Water Street
                  New York, New York 10005
                  Banks and Brokers Call Collect: (212) 269-5550
                  All Others Call Toll-Free: (800) 207-2014

                           OWNERSHIP STRUCTURE CHART

         The following diagram illustrates the ownership structure of the joint ventures, Enstar IV-2, Enstar Communications and the other participants. For more information, please see "Identity and Background of Certain Persons," on pages 48-51.

                         ------------------------------
                          Charter Communications, Inc.
                         ------------------------------
                                       |
                                       |
                                       |
                                       |
                         ------------------------------
                         Charter Communications Holding
                                  Company, LLC
                         ------------------------------
                                       |
                                       |
                                       |
                                       |
  ---------------------     -----------------------     ---------------------
   Limited Partners of       Enstar Communications       Limited Partners of
       Enstar IV-1                Corporation                Enstar IV-2
  ---------------------     -----------------------     ---------------------
           |                 /                   \                 |
           |                /                     \                |
           |               /                       \               |
          99%           1/2%                       1/2%           99%
        Limited       General                    General        Limited
        Partner       Partner                    Partner        Partner
       Interest*     Interest*                  Interest*      Interest*
           |          /                                \           |
           |         /                                  \          |
           |        /                                    \         |

 ----------------------     ----------------------     ----------------------
  Enstar Income/Growth ----- Robert T. Graff, Jr. ----- Enstar Income/Growth
   Program IV-1, L.P.       ----------------------       Program IV-2, L.P.
 ----------------------                                 ----------------------
           |  \         1/2%                       1/2%         /  |
           |   \      General                    General       /   |
           |    \     Partner                    Partner      /    |
           |     \   Interest*                  Interest*    /     |
           |      \                                         /      |
           |       \                                       /       |
           |        \                                     /        |
           |         \                                   /         |
           |          \                                 /          |
          1/3          \                               /          50%
        General         \                             /         General
        Partner          \                           /          Partner
       Interest            50%                   1/3           Interest
           |             General               General             |
           |             Partner               Partner             |
           |            Interest              Interest             |
           |                  \                /                   |
           |                   \              /                    |
           |                    \            /                     |
           |                     \          /                      |
           |                      \        /                       |
           |                       \      /                        |
           |                        \    /                         |
           |                         \  /                          |
           |                          \/                           |
           |                          /\                           |
           |                         /  \                          |
           |                        /    \                         |
 -------------------------------------   -----------------------------------
    Enstar Cable of Macoupin County         Enstar IV/PBD Systems Venture
           (in liquidation)
 -------------------------------------   -----------------------------------

-------------
* Earnings and losses have been allocated 99% to the limited partners and 1% to the general partners of Enstar IV-1 and Enstar IV-2. The general partners of Enstar IV-1 and Enstar IV-2 do not own units of partnership interests in Enstar IV-1 or Enstar IV-2, respectively, but rather hold a profits interest in the income, losses and distributions of Enstar IV-2.

                         SELECTED FINANCIAL INFORMATION

         The following table presents selected financial information for Enstar IV-2 and the joint ventures at the dates and for the periods indicated. The financial information as of December 31, 1997, 1998, 1999, 2000 and 2001 and for the years then ended was derived from the audited financial statements of Enstar IV-2 and the joint ventures, as applicable. The unaudited selected financial information of Enstar IV-2 and the joint ventures as of September 30, 2001 and 2002 and for the nine months then ended, reflects all adjustments which are, in the opinion of management, necessary for a fair presentation and of a normal recurring nature. Results for the nine months ended September 30, 2002 do not necessarily indicate results to be expected for the entire year. You should read this financial information in conjunction with the financial statements of Enstar IV-2 and the joint ventures, and the related notes, and "Management's Discussion and Analysis or Plan of Operation," included in Enstar IV-2's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission.

                                                   ENSTAR INCOME PROGRAM IV-2, L.P.

                                     Nine Months Ended
                                       September 30,                                   Year Ended December 31,
                                --------------------------     --------------------------------------------------------------------
                                    2002           2001            2001           2000         1999          1998           1997
                                -----------    -----------     -----------    ----------    ----------    ----------     ----------
OPERATIONS STATEMENT DATA:
   Operating expenses           $    38,700    $    45,500     $    75,200    $   91,300    $   36,800    $   30,600     $   39,200
   Interest income                       --             --              --        24,100        11,100        13,200         24,800
   Interest expense                      --          8,000           8,000         8,100        34,400        36,400        108,800
   Other expense                    215,800         17,000           4,600         7,700            --            --             --
   Equity in net income of
     Enstar IV/PBD Systems
     Venture                      3,272,200        300,300         345,800       850,000       920,800     1,039,500      1,001,100
   Equity in net income of
     Enstar Cable of
     Macoupin County              2,360,700        152,300         194,500       223,000       237,200       207,100        131,900

   Net income                     5,378,400        382,100         452,500       990,000     1,097,900     1,192,800      1,009,800

   Distributions to partners      7,531,800        376,800         503,100       503,100       503,100       503,100        503,100

Per unit of limited partnership
  interest:
   Net income                        132.59           9.49           11.24         24.60         27.28         29.64          25.09

   Distributions                     187.12           9.36           12.50         12.50         12.50         12.50          12.50

CASH FLOW STATEMENT DATA:
   Net cash from (used in)
     operating activities       $   300,200    $   280,900     $  (128,000)   $  196,600    $  (46,900)   $  (47,800)     $ (90,300)
   Net cash from investing
     activities                   7,210,000             --         600,000       138,000       568,500       460,200      1,380,000
   Net cash used in
     financing activities        (7,531,800)      (376,800)       (503,100)     (506,700)     (503,100)     (504,900)    (1,551,200)


                                    As of September 30,                                  As of December 31,
                                --------------------------     --------------------------------------------------------------------
                                    2002           2001            2001           2000         1999          1998           1997
                                -----------    -----------     -----------    ----------    ----------    ----------     ----------
BALANCE SHEET DATA:
   Total assets                 $ 2,761,400    $ 4,903,400     $ 4,455,900    $4,561,100    $3,808,400    $3,213,400     $2,530,200
   General Partners' deficit        (21,200)       (40,300)        (40,800)      (40,300)      (45,200)      (51,200)       (58,100)
   Limited Partners' capital    $ 2,087,700    $ 4,316,100     $ 4,260,700    $4,310,800    $3,828,800    $3,240,000     $2,557,200

                                                              ENSTAR IV/PBD SYSTEMS VENTURE

                                     Nine Months Ended
                                       September 30,                                  Year Ended December 31,
                                --------------------------     --------------------------------------------------------------------
                                    2002*         2001*            2001           2000         1999          1998           1997
                                -----------    -----------     -----------    ----------    ----------    ----------     ----------
OPERATIONS
  STATEMENT DATA:

   Revenues                     $ 1,801,400    $ 3,865,200     $ 5,088,300    $5,349,500    $5,485,400    $5,589,000     $5,584,600
   Operating expenses             1,201,200      2,667,500       3,530,100     3,446,800     3,257,600     3,152,000      3,210,100
   Depreciation and
     amortization                   327,000        548,100         818,300       375,900       494,100       449,700        475,500

   Operating income                 273,200        649,600         739,900     1,526,800     1,733,700     1,987,300      1,899,000
   Interest income                   54,900         61,900          62,600       205,200       107,900        88,000        103,200
   Gain on sale of                                                                                  --
     cable assets                 6,216,200             --              --            --                       3,700             --
   Other expense                         --        110,900         110,900        32,000            --            --             --

   Net income                     6,544,300        600,600         691,600     1,700,000     1,841,600     2,079,000      2,002,200

   Distributions to
     venturers                    8,253,400             --              --       150,000     1,067,000       895,400      2,710,000



                                    As of September 30,                                 As of December 31,
                                --------------------------     --------------------------------------------------------------------
                                    2002           2001            2001           2000         1999          1998           1997
                                -----------    -----------     -----------    ----------    ----------    ----------     ----------
BALANCE SHEET DATA:
   Total assets                 $ 6,418,200    $ 8,732,500     $ 8,409,600    $8,490,900    $5,215,900    $4,736,900     $3,558,400
   Venturers' capital             5,321,900      6,939,800       7,030,800     6,339,200     4,789,200     4,014,600      2,831,000



-----------
* On March 21, 2002 and April 10, 2002, the PBD joint venture completed the sales of the Popular Bluff, Missouri and Mt. Carmel, Illinois cable television systems, respectively. Revenues relating to continuing operations for the remaining Dexter system for the nine months ended September 30, 2002 and 2001 were $1,104,500 and $1,241,800, respectively. Operating expenses relating to continuing operations for the nine months ended September 30, 2002 and 2001 were $811,400 and $976,400, respectively, while operating income relating to continuing operations for the nine months ended September 30, 2002 and 2001 were $293,100 and $265,400, respectively. Net income relating to continuing operations for the nine months ended September 30, 2002 and 2001 were $348,000 and 287,400, respectively.

                                                        ENSTAR CABLE OF MACOUPIN COUNTY

                                     Nine Months Ended
                                       September 30,                                  Year Ended December 31,
                                --------------------------     --------------------------------------------------------------------
                                    2002*          2001            2001           2000         1999          1998           1997
                                -----------     ----------      ----------    ----------    ----------    ----------     ----------
OPERATIONS
  STATEMENT DATA:
                                $   526,000     $1,408,500      $1,877,900    $1,979,600    $1,993,600    $2,003,000     $1,975,900
   Revenues
   Gain on sale of cable
     systems                      6,918,500             --              --            --            --            --             --
   Operating Expenses               349,900        848,600       1,135,100     1,201,500     1,113,700     1,060,500      1,020,900
   Depreciation and
     amortization                    86,600        159,800         226,300       222,900       217,800       344,500        575,400

   Operating income               7,008,000        400,100         516,500       555,200       662,100       598,000        379,600
   Interest income                    2,200         72,100          82,400       116,600        49,500        23,300         16,100
   Other expense                         --         15,300          15,400         2,800            --            --             --

   Net Income                     7,010,200        456,900         583,500       669,000       711,600       621,300        395,700

   Distributions to
     venturers                    9,537,300             --       1,800,000       189,000       105,000        37,500         75,000


                                    As of September 30,                                  As of December 31,
                                --------------------------      -------------------------------------------------------------------
                                    2002           2001            2001          2000          1999          1998           1997
                                -----------     ----------      ----------    ----------    ----------    ----------     ----------
BALANCE SHEET DATA

   Total assets                      **         $4,554,000      $3,219,100    $3,938,800    $3,538,900    $3,053,500     $2,564,000
   Venturers' capital                **          4,523,100       2,579,700     3,796,200     3,316,200     2,709,600      2,125,800

------------
* The Macoupin joint venture had no results of operations for the period subsequent to April 10, 2002 as the result of the sale of its cable systems. ** Total assets and liabilities as of September 30, 2002 were $543,100 and $418,600, respectively.

                                 SPECIAL FACTORS

GENERAL

         Enstar IV-2 was formed on October 16, 1985 to acquire, construct, improve, develop and operate cable television systems in various rural locations in the United States. Enstar IV-2 was formed with an initial capital contribution of $1,100 comprising $1,000 from the corporate general partner and $100 from the initial limited partner. Enstar IV-2 publicly offered units of limited partnership interest beginning July 1986. Limited partnership units were sold at a price of $250 per unit. Enstar IV-2 continued to raise capital until $10.0 million, the offering maximum, was raised in July 1986. In November 1999, Charter Communications, Inc. acquired the corporate general partner. As a result, the corporate general partner became an indirect controlled subsidiary of Charter Communications, Inc., the nation's third largest cable operator, serving approximately 6.7 million subscribers. The corporate general partner is responsible for the day-to-day management of Enstar IV-2 and its operations.

         Enstar IV-1 publicly offered units of limited partnership prior to the offering of units in Enstar IV-2, raising capital of $10.0 million, the offering maximum, in March 1986. Enstar IV-1 and Enstar IV-2 were formed as separate partnerships to provide capital for investment in a pool of unspecified cable system assets. Around the time Enstar IV-1 and Enstar V-2 completed their public offerings, the corporate general partner evaluated the opportunities available for those limited partnerships to acquire cable television systems. Based on that evaluation, the corporate general partner determined to organize two joint ventures in order to enable each of its partners to participate in the acquisition and ownership of a larger, more diverse pool of systems then either could own individually by combining certain of their financial resources. The PBD joint venture was formed with Enstar IV-1 and Enstar IV-2 each owning a 50% interest as general partners. The Macoupin joint venture was also formed by Enstar IV-1, Enstar IV-2 and Enstar IV-3, with each holding a one third interest. The Macoupin joint venture and the PBD joint venture cable systems in Illinois and Missouri.

         Enstar IV-1 and Enstar IV-2 entered into an asset purchase agreement, dated September 4, 2001, with the City of Poplar Bluff, Missouri to sell the Poplar Bluff franchise area for a sale price of approximately $8.0 million, Enstar IV-2's one-half share of which is approximately $4.0 million, subject to closing price adjustments and transaction costs. Closing of the sale was subject to closing sale price adjustments, regulatory approvals, customary closing conditions and the approval by the limited partners of Enstar IV-1 and Enstar IV-2. All of these conditions to close the transaction were met and on March 21, 2002, the closing of the asset purchase agreement occurred.

         On April 10, 2002, pursuant to an asset purchase agreement dated August 29, 2001, the PBD joint venture sold to Interlink Communications Partners, LLC, an affiliate of the corporate general partner, its Mt. Carmel, Illinois system for a total sale price of approximately $5.1 million, Enstar IV-2's one-half share of which was approximately $2.5 million, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. As a pre-condition to the sale, based on approval by the limited partners, the partnership agreement of Enstar IV-2 was amended to allow the sale of assets to an affiliate of the corporate general partner.

         At that same time, the co-partners sold the assets of the Macoupin joint venture to Charter Communications Entertainment I, LLC, an affiliate of the corporate general partner, for a total sale price of approximately $9.4 million, Enstar IV-1's one-third share of which was approximately $3.1 million, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. As a pre-condition to this sale, based on approval by the limited partners of Enstar IV-2, the partnership agreement of Enstar IV-2 was amended to allow the sale of assets to an affiliate of the corporate general partner.

         In May and September 2002, Enstar IV-2 distributed an aggregate amount of approximately $7.1 million, or $178 per unit, from the proceeds of the sale by the PBD joint venture of the Mt. Carmel, Illinois and Poplar Bluff, Missouri systems and the sale of assets by the Macoupin joint venture. The Macoupin joint venture subsequently distributed all of its remaining assets to its partners in January 2003 and is in dissolution. The partnership agreement for the Macoupin joint venture allows for this dissolution to occur without unitholder approval.

         Through the PBD joint venture, Enstar IV-2 currently is engaged in the ownership and operation of cable television systems in and around the communities of Dexter and Bloomfield, Missouri, which served an aggregate of approximately 3,762 basic subscribers at January 31, 2003.

PURPOSE AND REASONS FOR THE TELECOMMUNICATIONS SALE

PURPOSE

         Enstar IV-2's and the corporate general partner's purpose in proposing the Liquidation Plan is to avoid: (1) the likelihood that unless substantial and highly costly technological improvements and upgrades are made to the system's plant, the PBD joint venture will be unable to compete effectively in its market and will continue to lose subscribers to its direct broadcast satellite, or DBS, competitors; (2) the likelihood that if the PBD joint venture were to make the significant expenditures needed to compete effectively with DBS providers, its future revenues would not be sufficient to allow the PBD joint venture to continue to operate profitably; and (3) the risk that the PBD joint venture might not have sufficient subscriber loyalty to retain, let alone expand, its subscriber base in the face of the existing and expected future competition -- in particular DBS.

REASONS

         The corporate general partner believes that the capital expenditures for upgrades to the system's plant that would be necessary to enable the PBD joint venture to retain subscribers and offer services comparable or superior to those now offered by its competitors would prevent the joint venture -- as a small, rural, "stand-alone," cable system -- from operating profitably, under its Dexter and Bloomfield, Missouri franchises, which cover the largest number of subscribers. The franchise for Bloomfield, Missouri is currently expired. This community likely will require that the PBD joint venture provide additional programming in order to renew the expired franchise. This additional programming only can be provided by upgrading the system. The PBD joint venture's inability to upgrade the system due to financial constraints impedes the PBD joint venture's ability to renew this franchise. Communities which issue franchises may choose to terminate a franchise for a variety of reasons as communities explore new alternatives to provide their residents with advanced services. Although the PBD joint venture continues to operate under the expired franchise agreement in Bloomfield, Missouri, the franchisor could elect at any time to prohibit the PBD joint venture from continuing to operate the system in the applicable area.

         The PBD joint venture's system faces significant competition from DBS operators. In the geographic areas served by the system, these competing DBS operators currently offer, on an all-digital basis, more programming channels, features and services than does Enstar IV-2's system. As noted by the table below, the system has steadily lost subscribers over the past several years. The corporate general partner believes the decline largely has been attributable to competition from DBS. The corporate general partner's belief that lost customers have migrated to DBS systems is based on DBS's aggressive marketing for new subscribers, the offering by DBS of expanded services, channels and content and DBS's low cost pricing of its services, both in the system's franchise area and industry-wide. The DBS operators with which Enstar IV-2 competes offer over 200 channels of digital programming. In contrast, the Enstar system currently offers only 39 channels of analog programming.

         The following table sets forth the number of basic subscribers of the PBD joint venture's system since 1995. Historically, the number of basic subscribers in the Dexter and Bloomfield, Missouri system has been calculated to include subscriber numbers from Poplar Bluff, Missouri. The assets of the Poplar Bluff, Missouri system were sold in April 2002 as part of the Charter Sale. This table therefore shows historical numbers in the Dexter and Bloomfield, Missouri system, as well as the Poplar Bluff, Missouri system before it was sold:

              As of December 31,                 No. of Subscribers
              ------------------                 ------------------
                     2002                                3,802*
                     2001                                8,171
                     2000                               10,137
                     1999                               10,092
                     1998                               10,422
                     1997                               10,782
                     1996                               11,017
                     1995                               11,117

---------
* Does not include subscribers of the Poplar Bluff, Missouri system which was sold in March 2002.

         As the corporate general partner has experienced, and as is widely recognized in the cable and telecommunications industry, customers increasingly are purchasing high quality video programming, high-speed Internet access and, in some markets, telephone service as bundled services from a single provider. This trend is being driven by rapid advances in so-called "broadband" technology, which generally refers to the capacity of the cable infrastructure to deliver video, voice and high-speed data transmission. These recent advances in broadband technology enable traditional cable television providers, as well as DBS operators, telephone and other utilities, and emerging wireline and wireless competitors, to provide a single source of digital and interactive video programming on hundreds of channels, Internet access and telephone service.

         DBS operators, which often can provide over 200 digital programming channels and are now acquiring two-way capability, are in the corporate general partner's view the most formidable competitors to traditional cable operators, and in particular, to Enstar IV-2. For video services, DBS has existed as an alternative to cable television for many years and, unlike providers of certain other emerging technologies, has become a viable and successful competitor to cable nationwide. The National Cable and Telecommunications Association reported that in March 2001, approximately 23% of multichannel video subscribers obtained service from a source other than a traditional cable operator, and that nearly 18% of those subscribers obtained service from DBS operators.

         DBS's market share is attributable to a number of factors. For example, because satellite transmission is digital, DBS always has offered digital programming, with picture and sound quality superior to analog cable service, and far more channels than cable. Traditional cable operators, in contrast, typically have needed to upgrade or rebuild their systems, often at substantial cost, in order to add the bandwidth necessary to carry digital and interactive programming. Also, according to the Federal Communications Commission, former drawbacks to DBS are being remedied. For example, DBS operators now transmit local broadcast stations, which in the past were not available through DBS. Additionally, in an effort to compete with cable, DBS operators have generally decreased their once high equipment and installation charges, and monthly DBS subscription rates are typically lower than cable rates.

         The corporate general partner continues to evaluate alternative, cost-effective solutions to increase channel capacity, pay-per-view services, and digital services which would enhance the value of the system and be economically prudent. One alternative available is to perform a limited upgrade of the system, through use of small system digital ("SSD") technology that will allow for additional cable channels to be

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

offered through the system's existing cable system architecture. The corporate general partner estimates that an SSD upgrade to the system would cost approximately $1.2 million. The cost for an SSD upgrade primarily reflects equipment costs for headend equipment, plant modification and cable replacement and installation. The SSD upgrade, however, does not enable two-way service or allow for other interactive services currently offered by DBS. Given that this type of upgrade would not allow the system to offer services comparable to those now offered by its competitors, the corporate general partner believes that the capital expenditures necessary for this upgrade would prevent the PBD joint venture from operating profitably under its key franchise for Dexter, Missouri.

         For these reasons, and particularly the fact that DBS operators offer more services than does the PBD joint venture's system, the corporate general partner expects that the system will continue to face significant competition from DBS, and may continue to lose customers. Moreover, the corporate general partner does not expect Enstar IV-2's competitive position to improve, particularly since the estimated cost of upgrading the system to two-way capability in order to be able to offer high-speed internet service or video services comparable to those available from DBS would be approximately $2.4 million, for an upgrade to 550 megahertz (MHz) capacity, to $2.8 million, for an upgrade to 870 MHz capacity. Upgrade costs are calculated based on a formula dependent on costs for plant modification, headend equipment, installation and the number of homes per mile.

         The corporate general partner's belief that the PBD joint venture's revenues would not be sufficient to justify upgrades costing up to $2.8 million is based on the fact that the low population density in the PBD joint venture's rural system, which spreads subscribers over a large service area, combined with the increasing competition from DBS, limits the system's potential subscriber base, even with a substantial upgrade providing expanded services and two-way transmission capability. Potential revenues generated from the system's approximately 3,800 basic subscribers generating average monthly revenue per subscriber of $32.30 as of September 30, 2002 do not justify an investment in the system of $2.4 million to $2.8 million, even with modest subscriber growth rates which might occur after the upgrade. Although the SSD upgrade would require a significantly less investment, an SSD upgrade does not enable two-way service or allow for other interactive services currently offered by DBS. This type of upgrade would not allow the system to offer services comparable to those now offered by its competitors. As such, the corporate general partner does not believe that an SSD would ultimately prevent subscribers from migrating to DBS systems, which currently offer two-way service capability. Based on these factors, the corporate general partner does not believe that the PBD joint venture would recoup these upgrade costs by future revenue and subscriber growth and continue to operate profitably.

         The corporate general partner began evaluating strategies for liquidating Enstar IV-2 in 1998, along with the cable television systems of 13 other affiliated Enstar partnerships due to changes in the industry that had occurred from the early and mid-1980s when the partnerships were syndicated. The strategies evaluated by the corporate general partner included the potential sale of all or substantially all of the cable television assets and the subsequent liquidation of these partnerships. These partnerships operated rural cable systems in Illinois, Missouri, Kentucky, North Carolina, South Carolina, Tennessee, Alabama and Arkansas.

         In May 1999, Charter, Inc. and its affiliates entered into an agreement to acquire the cable television systems operated by affiliates of Falcon Holding Group, L.P. and related entities (collectively, "Falcon"), including the Enstar limited partnerships, for approximately $3.5 billion. Falcon had acquired the corporate general partner in 1993 from Robert T. Graff, the original sponsor of the Enstar partnerships. Falcon requested that Charter acquire the corporate general partner in view of the fact that Falcon was divesting all of its cable television system operations in the transaction. Charter, Inc. agreed to acquire the corporate general partner from Falcon even though it represented an insignificant part of Falcon's overall cable business and did not fit with Charter's business strategy of operating cable systems in more densely populated areas. Charter completed the acquisition of the cable television businesses of Falcon, including the purchase of Falcon's interest in the corporate general partner, in November 1999.

         After the agreement for the Falcon acquisition was executed, Charter, Inc. and Falcon's management decided to continue to pursue the strategy for liquidating the cable television assets of Enstar IV-2, along with the cable television assets of the other affiliated partnership cable operators. This strategy included the engagement of an experienced broker to market the cable systems of the Enstar partnerships and the subsequent sale of their cable system assets. Charter, Inc. and its affiliates, which had substantial experience in the cable industry, evaluated the ability of the Enstar cable systems to continue to profitably operate and determined that after the acquisition of the corporate general partner, it would be in the best interests of the Enstar partnerships' and their respective unitholders to continue this liquidation strategy.

         In August 1999, the corporate general partner entered into a fee agreement with a broker, Waller Capital Corporation ("Waller"), that provided for Waller to market the cable systems of certain of the Enstar partnerships. At approximately that same time, the corporate general partner also engaged Daniels & Associates, L.P. ("Daniels") to market the cable systems of the remaining Enstar partnerships. However, Waller and the corporate general partner ultimately could not agree upon the terms of Waller's engagement and the parties mutually agreed to terminate the arrangement in December 1999. The corporate general partner then expanded the engagement of Daniels, a prominent business broker with extensive expertise in the cable and telecommunications industry, to market all of the Enstar partnerships' cable systems.

ALTERNATIVES TO LIQUIDATION PLAN NOT PRUDENT

         In addition to the Liquidation Plan, the corporate general partner considered the following alternatives when reaching its conclusion that the Liquidation Plan would be in the unitholders' best interest:

         CONTINUATION OF THE OWNERSHIP AND OPERATION OF ENSTAR IV-2, THE PBD JOINT VENTURE AND OF THE SYSTEM. This alternative is being made available to the unitholders through this consent solicitation statement. If the unitholders desire to continue Enstar IV-2's ownership and the corporate general partner's operation of the PBD joint venture and the system they may vote to "disapprove" the Liquidation Plan. In the corporate general partner's view, the continued ownership and operation of the system could be on either of two bases: (a) the continued operation of the system in its present condition, in which case, for the reasons discussed above, the corporate general partner does not believe the PBD joint venture would be able to compete with DBS and other more technologically advanced providers and, accordingly, would continue to lose subscribers; or (b) an investment estimated by the corporate general partner to be between approximately $2.4 million to $2.8 million for the system upgrades necessary for the PBD joint venture to offer services comparable to those of its DBS and other significant competitors. However, as noted above, based on the corporate general partner's projections, and even after taking into account the additional services the system could offer as a result of undertaking those upgrades and thereby obtaining two-way transmission capability, such as interactive programming and high-speed Internet access, the PBD joint venture would not generate sufficient revenues to both make these additional investments and continue to operate profitably. This is largely due to the PBD joint venture's relatively small and declining customer base and the lack of population density in its service area, which limits the potential for customer growth even if enhanced services are offered. In short, the corporate general partner does not believe that Enstar IV-1 would recoup these costs within the lives of its key franchises, which the PBD joint venture could lose as franchises agreements expire and communities explore new alternatives to provide their residents with advanced services. The PBD joint venture's franchise in Bloomfield, Missouri has expired and not been renewed. Although the PBD joint venture continues to operate under the expired franchise agreement in this community, the franchisor could elect at any time to prohibit the PBD joint venture from continuing to operate the system in the applicable area. This community likely will require the PBD joint venture to provide additional programming in order to renew the expired franchise, which can only be provided by upgrading the system. If the PBD joint venture were to make the capital expenditures necessary to obtain the franchise renewal, the corporate general partner does not believe that the PBD joint venture would recoup these costs within the lives of its key franchises. Additionally, if the PBD joint venture were to make these substantial investments necessary to upgrade the system, which the corporate general partner does not believe could be financed by operating revenues

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

or by third party sources on a basis favorable to the PBD joint venture and its partners, the PBD joint venture would likely cease to operate at a profit.

         SALE OF THE ENSTAR SYSTEM TO ANOTHER THIRD PARTY. Based on the other bids received in the most recent phase of the "auction" for the system described below, the corporate general partner has concluded that the proposed sale to Telecommunications represents the best transaction obtainable presently and, in all likelihood, for the foreseeable future. For this reason, the corporate general partner believes that a sale of the system to another third party likely would be at a lower total price than offered by Telecommunications and, therefore, in light of the offer by Telecommunications, less financially advantageous to the unitholders. See "--Best Available Transaction--Sale Process" on pages 20-29.

         Accordingly, in view of the sale price offered by Telecommunications and the liquidating distributions that are expected to result from the Liquidation Plan, the corporate general partner believes that the alternatives to the Liquidation Plan are not prudent, and that consenting to the Liquidation Plan would be more favorable to the unitholders than would be investing in substantial upgrades to the system, continuing to operate the system in its present condition or selling the system to another third party.

ABILITY TO SELL UNITS

         The units are not listed on any national securities exchange, nor are they quoted on any inter-dealer quotation system, and there is no established trading market for them. Because of this, the liquidity of a unitholder's investment in Enstar IV-2 is severely limited. Approving the Liquidation Plan will permit Enstar IV-2 to make distributions to the unitholders that the corporate general partner believes could not otherwise be made. If the Liquidation Plan is approved, the expected liquidating distributions will aggregate approximately $93 per unit in respect of the Telecommunications Sale, after estimated closing adjustments, taxes and closing and liquidation expenses.

EFFECTS OF THE TRANSACTION

ON ENSTAR IV-2

         The completion of the Liquidation Plan will, after repayment of Enstar IV-2's debts and obligations, result in the distribution of Enstar IV-2's remaining net assets to the unitholders and the general partners ratably in proportion to their respective percentage interests in Enstar IV-2, and, thereafter, the winding-up and legal dissolution of Enstar IV-2. Consequently, the unitholders' equity interest in Enstar IV-2 will have been extinguished in exchange for the liquidating distributions, and Enstar IV-2 will thereafter no longer be a reporting company under the Securities Exchange Act of 1934, as amended. This means, among other things, that Enstar IV-2 will no longer file, and the unitholders will no longer receive annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K. As shown in the following table, these filings have cost Enstar IV-2 an average of $39,500 per year for the past three years.

                                              1999              2000            2001                TOTAL
                                              ----              ----            ----                -----
Audit Fees..............................     $23,200           $23,100         $26,100             $72,400
Printing and Filing Fees................      14,100            14,100          14,100              42,300
                                             -------           -------         -------            --------

Total...................................     $37,300           $37,200         $40,200            $114,700

Average over 3 years....................                                                           $38,200

ON THE UNITHOLDERS

         The effects on the unitholders of completing the Liquidation Plan will be the receipt, upon completion of the Liquidation Plan, of liquidating distributions totaling approximately $93 per unit in respect of the Telecommunications Sale, before applicable taxes. Completion of the Liquidation Plan will, therefore, extinguish the unitholders' interest in Enstar IV-2 and the system. Depending upon their individual circumstances, unitholders may owe federal and/or state income taxes in respect of those distributions. For more information on the effect of the Liquidation Plan, please see "-- Federal Income Tax Consequences of the Liquidation Plan" on pages 43-46, "-- Disadvantages of the Liquidation Plan" on page 40 and "-- Consequences of Failure to Approve the Liquidation Plan" on pages 40-41.

ON THE PBD JOINT VENTURE

         The completion of the Liquidation Plan will, after repayment of the PBD joint venture's debts and obligations, result in the distribution of Enstar IV-2's remaining net assets equally to Enstar IV-2 and Enstar IV-1, as the general partners, and, thereafter, the winding-up and legal dissolution of the PBD joint venture. Consequently, the equity interest in the PBD joint venture held by Enstar IV-2 will have been extinguished in exchange for the liquidating distributions, and its interest in the PBD joint venture, Enstar IV-2's principal asset, will be reduced to cash.

ON THE GENERAL PARTNER

         The principal advantages to the corporate general partner of completing the Telecommunications Sale and the Liquidation Plan are its receipt of an estimated liquidating distribution of approximately $18,650 in respect of the Telecommunications Sale. The corporate general partner and its affiliates also will receive approximately $162,800 in repayment of deferred management fees and approximately $280,300 in repayment of deferred expenses owed to the corporate general partner and its affiliates by Enstar IV-2. The corporate general partner also will avoid the risks of continued operation of the system and managerial responsibility for (1) the estimated investment of $2.4 million to $2.8 million for required comprehensive system upgrades to address competitive disadvantages of the current system, including the need to obtain the financing that would be required, (2) coping with the uncertainty of whether such comprehensive upgrades would improve the system's competitiveness or operating performance, (3) responding to increasing competition from technologically advanced competitors,
(4) addressing the uncertain effects of future legislation and regulations, and
(5) responding to continuing rate pressure from DBS operators.

         The principal disadvantages to the corporate general partner of completing the Telecommunications Sale and the Liquidation Plan are the incurring of the above risks as well as the disadvantages discussed under "-- Disadvantages of the Liquidation Plan" on page 40.

BEST AVAILABLE TRANSACTION

SALE PROCESS

         The corporate general partner and the other participants believe that the process through which offers were solicited for the system acted as a "market check" with respect to the sale price and other terms offered. A "market check" is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the best available purchase price and most favorable terms then obtainable from a willing purchaser.

         o INITIAL PHASE OF THE SALE PROCESS. The corporate general partner began evaluating strategies for liquidating Enstar IV-2 and other affiliated Enstar partnerships in 1998, based on its belief that the market for cable systems generally had improved and that it was an appropriate time to seek the sale of the systems given that they were syndicated in the mid-1980s. The strategies evaluated by the corporate general partner included the potential sale of substantially all of Enstar IV-2's assets to third parties and the subsequent liquidation of Enstar IV-2. In May 1999, Charter, Inc. entered into an agreement to acquire the corporate general partner from Falcon Communications, L.P., along with all of the cable television assets of Falcon Communications. In view of the fact that the rural Enstar cable systems did not fit with Charter's strategy of operating systems in more densely populated areas, the corporate general partner and Charter decided to continue to pursue the strategy for liquidating the cable television assets of Enstar IV-2 and the other affiliated partnership cable operators. Charter acquired ownership of the corporate general partner in November 1999.

         In December 1999, the corporate general partner engaged Daniels & Associates, L.P. ("Daniels"), a prominent business broker with extensive expertise in the cable and telecommunications industry, to market the cable television systems of the PBD joint venture and the Macoupin joint venture, as well as the cable systems of 12 other affiliated Enstar partnerships, to third parties. These partnerships included: Enstar Income Growth Program Six-A L.P., Enstar Income Growth Program Six-B L.P., Enstar Income Program 1984-1 L.P., Enstar Income Program II-1, L.P., Enstar Income Program, II-2 L.P., Enstar Income Program, IV-3 L.P., Enstar Cable of Cumberland Valley, Enstar VII, L.P., Enstar VIII, L.P., Enstar IX, L.P., Enstar X, L.P. and Enstar XI, L.P. These partnerships represent all cable systems of the Enstar affiliated partnerships. The following table sets forth the partnerships and the states in which they directly or indirectly owned cable systems as of December 1999:

                                                    Cable System Locations
        Partnership                                 as of December 1999
        -----------                                 ----------------------
        Enstar Cable of Macoupin County . . . . . . Illinois
        Enstar IV/PBD Systems Venture . . . . . . . Illinois and Missouri
        Enstar Cable of Cumberland Valley . . . . . Kentucky, Tennessee and
                                                    Missouri
        Enstar Income Program 1984-1, L.P.. . . . . North Carolina and Tennessee
        Enstar Income Program II-1, L.P.. . . . . . Illinois
        Enstar Income Program II-2, L.P.. . . . . . Illinois and Missouri
        Enstar Income Program IV-3, L.P.. . . . . . Kentucky and Illinois
        Enstar Income/Growth Program Six-A, L.P.. . Illinois and Tennessee Enstar Income/Growth Program Six-B, L.P.. . Georgia, Missouri and Utah
        Enstar VII, L.P.. . . . . . . . . . . . . . South Carolina
        Enstar VIII, L.P. . . . . . . . . . . . . . South Carolina
        Enstar IX, L.P. . . . . . . . . . . . . . . Alabama
        Enstar X, L.P.. . . . . . . . . . . . . . . Tennessee
        Enstar XI, L.P. . . . . . . . . . . . . . . Arkansas

         Enstar Income/Growth Program Six-B, L.P. completed the sale of all of its cable system assets to Falcon Cablevision and Falcon Telecable, two of its affiliates, on December 31, 1999, for an aggregate purchase price of $12.9 million. This sale was completed pursuant to an asset purchase agreement, dated as of November 6, 1998, and amended as of March 30, 1999.

         Over a period of nine months, Daniels solicited offers to purchase the joint ventures' cable television systems along with the systems of those other affiliated partnerships. Based on its knowledge of the telecommunications industry, cable and telecommunications companies, and its knowledge and experience of those companies' strategic plans and interests, during this period Daniels contacted approximately 45 prospective purchasers that it believed represented virtually all the parties which then would both be potentially interested in such an acquisition and financially capable of completing it. Based on the responses to those contacts, Daniels sent written evaluation materials to 21 of them.

         The sales process was designed by Daniels and the participants to encourage potential buyers to bid on one or a combination of individual cable systems in which a potential buyer might be interested, or on a collective basis for all of the systems. The corporate general partner determined not to market the PBD joint venture's system or the Macoupin joint venture's system separately from the other Enstar partnerships and their systems, although any interested buyer of the joint venture's system was permitted to submit a bid for only that system. It was the corporate general partner's judgment that marketing the systems as a group would be beneficial to Enstar IV-2. Based on the corporate general partner's experience in the cable television industry, the general partner believed that a higher sale price for a given system often can be obtained when cable television systems are marketed as part of a larger, "bundled" package than when marketed individually or in smaller units. The general partner believes this is particularly true where the cable systems serve small town or rural areas with a relatively small number of subscribers per headend, as is the case with the joint ventures' and the other affiliated partnerships' cable systems. For example, a buyer may be able to achieve economies of scale by acquiring a larger number of subscribers and, therefore, larger potential cash flow, by incurring the same fixed costs it would incur in acquiring fewer subscribers. In addition, a buyer that operates existing, adjacent systems, can achieve further economies by integrating newly-acquired subscribers and cable plant into its existing operations, thus reducing its per-subscriber operating costs.

         The marketing process chosen by the corporate general partner allowed potential purchasers to bid on the PBD joint venture's and the Macoupin joint venture's cable systems individually, or on a collective basis with the cable systems of some or all of the other partnerships that were offered for sale. As detailed further below, the corporate general partner in some cases received bids for the individual cable systems of certain Enstar partnerships. Other bidders submitted bids which covered multiple cable systems. If either of the joint ventures' cable systems were marketed on an individual basis separately from the other Enstar partnerships, the corporate general partner would have only solicited bids from third parties willing to purchase the joint ventures' rural cable systems individually. For these reasons, the corporate general partner determined that a marketing strategy which marketed the systems on a collective basis, but which allowed bids on individual systems, would produce the best transaction available to Enstar IV-2 and its unitholders. The corporate general partner, however, could not ensure that marketing the systems on a collective basis produced a better price or a better transaction than marketing each system separate from the cable systems of the other Enstar partnerships.

         Five parties conducted due diligence with respect to the cable television systems of all Enstar affiliated partnerships. This resulted in a non-binding proposal from an affiliate of Mediacom Communications Corporation in March 2000 to purchase certain of the cable systems of nine of those affiliated partnerships for $117.8 million. Mediacom's proposal was for all Enstar cable systems in Alabama, Arkansas, Illinois, Kentucky and Missouri, including the joint ventures' systems. Under this original proposal, Mediacom would have paid $20.9 million to the PBD joint venture and $9.9 million to the Macoupin joint venture for their respective systems, subject to various closing and other adjustments. This was a price of $1,628 per subscriber for Poplar Bluff, Dexter, Bloomfield, Missouri and Mt. Carmel, Illinois and $2,200 per subscriber for Macoupin, Illinois, based on the number of subscribers served by the system at that time.

         In addition, in March 2000, an affiliate of Gans Multimedia Partnership submitted a bid to acquire all Enstar systems in Tennessee, North Carolina and South Carolina, but did not include any of the joint ventures' systems. Gans and certain of the Enstar partnerships entered into a letter of intent for these systems in April 2000. Neither Mediacom nor Gans are affiliated with Enstar IV-2 or any of the participants. Small Town Cable also submitted a bid for systems in Tennessee, North Carolina and South Carolina. Classic Communications and Suncast Communications submitted bids for all the Enstar systems except Tennessee, North Carolina and South Carolina. Small Town Cable, Classic Communications and Suncast Communications could not demonstrate their ability to obtain necessary financing.

         However, in June 2000, after several weeks of negotiations and additional due diligence, but before a definitive purchase agreement had been signed, Mediacom orally made a revised offer that substantially reduced its bid price to $93.0 million. Mediacom lowered its offer after conducting due diligence on all of the systems, citing higher than expected capital costs, greater concern for competition in the franchise areas served by the Enstar partnerships' systems and a general decline in the market for cable industry sales prices, as reasons for reducing its bid.

         In response, Daniels again requested written proposals from all parties it was aware remained interested in acquiring the systems. Only Mediacom and Gans submitted written offers in response to that request. Mediacom's offer of $97.0 million related to the systems operated by Enstar partnerships in Kentucky, Illinois, Missouri, Arkansas and Alabama. Mediacom's sale price, though higher than its oral proposal, was substantially lower than its original proposal for all of the systems in its bid. The portion of the aggregate sale prices payable to the PBD joint venture was $17.2 million, or $7.8 for its Popular Bluff, Missouri system, $3.4 million for its Illinois systems and $6.0 million for the Dexter and Bloomfield, Missouri system. The portion allocated to the Macoupin joint venture was $7.9 million. The Gans affiliate, however, submitted a written bid of approximately $100.0 million for the cable systems of the Enstar partnerships in Kentucky, Illinois, Missouri, Arkansas and Alabama. This bid supplemented Gans' prior bid for the systems in Tennessee, North Carolina and South Carolina. The portion allocated to the PBD joint venture was $15.5 million, or $4.8 million for its Poplar Bluff, Missouri system, $4.7 million for its Illinois systems and $6.0 million for the Dexter and Bloomfield, Missouri system. The Gans affiliated submitted an alternate bid which would have allocated $7.8 million to the Poplar Bluff system if the PBD joint venture had undertaken a rebuild for that system. The portion allocated to the Macoupin joint venture was $9.1 million. Both Mediacom and Gans communicated with their offers that their bids were made on all the systems included in their bid and were not made for individual systems. Following this process, and particularly as the result of Mediacom's prior actions in lowering its bid, the corporate general partner believed that Gans had submitted a more reliable bid and that it was more likely that Gans would follow through to complete the transaction. No other party bid on the systems at that time, and the other parties that originally had submitted bids, Small Town Cable, Classic Communications, and Suncast Communications, had by then withdrawn their bids.

         In June 2000, Gans and those affiliated sellers with systems in Tennessee, North Carolina and South Carolina entered into a purchase agreement for those systems. In late July 2000, after commencing to negotiate a purchase agreement with Gans, the corporate general partner was notified that Daniels' New York City office had in the past and currently was representing Gans Multimedia Partnership, the proposed buyer's parent company, in certain equity financing and mergers and acquisitions matters. When the corporate general partner was notified of this potential conflict of interest, it promptly advised all parties who had submitted bids for those Enstar systems not located in Tennessee, North Carolina and South Carolina, allowing them to withdraw or re-bid. Gans re-bid at that time, resubmitting its original bid. The corporate general partner also received a bid from the City of Poplar Bluff for the system operated by an affiliated partnership in that city.

         Subsequently, in August and September 2000, Gans, the joint venture and the other affiliated sellers entered into two additional definitive purchase agreements for all of the remaining systems operated by the affiliated partnerships. The total purchase price for all of the Enstar systems was $128.0 million. Of this amount, approximately $4.7 million was allocated to the PBD joint venture's Illinois system, $4.1 million was allocated to the PBD joint venture's Dexter and Bloomfield, Missouri system, $5.5 million was allocated to the PBD joint venture's Poplar Bluff, Missouri system and $9.1 million was allocated to the Macoupin joint venture's system. This represents a price of $2,000 per subscriber in Illinois and $1,129 per subscriber in Missouri.

         In February 2001, the corporate general partner and Gans began negotiating an amendment to the Gans purchase agreement that the parties believed was necessary in order for all parties to satisfy their respective closing conditions. This amendment was necessary in order to amend a condition in the purchase agreement which provided that grantors of cable franchises covering at least 90% of the aggregate subscribers of all the sellers must have consented to transfer those franchises to Gans prior to closing. It had become apparent at that time that this condition could not be satisfied by the selling partnerships because of the inability to obtain consent with respect to the franchise in the City of Covington, Tennessee. In addition, Daniels was advised that Gans could not obtain adequate financing for the transaction, even if the requisite franchise consents could have been obtained.

         In April 2001, following a series of discussions and meetings, negotiations between the general partner and Gans reached an impasse, which caused them to determine that they would not be able to agree on the amendment. As a result of this, and in view of the corporate general partner's understanding of Gans's inability to arrange sufficient financing to close the acquisition, the parties agreed to terminate the purchase agreement without liability to either party.

         After the decision was made to terminate the purchase agreement, the corporate general partner and the participants determined to take the systems off the market.

         o SUBSEQUENT PHASE OF THE SALE PROCESS. Following the decision to take the systems off the market, potential buyers who were aware of the corporate general partner's prior interest in selling the systems as a result of the previous efforts to market the systems, informally communicated their interest in pursuing the purchase of the systems to Daniels and the corporate general partner.

         As a result of these informal inquiries, Daniels then commenced a second phase of marketing the joint ventures' and the other affiliated partnerships' cable systems in May 2001, contacting approximately 23 prospective purchasers based on Daniels' and the corporate general partner's knowledge of the industry and feedback that previously had been received. These prospective purchasers included parties who had received marketing materials during the first phase of marketing. Based on the responses received, Daniels sent updated evaluation materials to approximately eight of them. Daniels solicited offers through a bid process. As a result of this process, none of the bidders knew the contents or amount of any other bid. Bidders may, however, have been aware of the terms of Gans's prior bid for the systems through public reports filed with the Securities and Exchange Commission made by those Enstar affiliated partnerships subject to public reporting requirements, including Enstar IV-2. The corporate general partner believed that the bidders would not have been aware of the terms of Mediacom's prior bid, which had not been made public. Bidders were allowed to conduct due diligence investigations of the systems prior to submitting their bids.

         This process produced bids in July 2001 for all of the systems located in Illinois, including the joint ventures' Illinois systems. Charter Communications, Inc. and its affiliates bid $63.0 million, of which $5.1 million, or $2,258 per subscriber, was allocated to the PBD joint venture's Illinois systems and

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$9.5 million, or $2,258 per subscriber, was allocated to the Macoupin joint venture's Illinois systems. Mediacom bid $50.4 million, of which $4.0 million, or $1,800 per subscriber, was allocated to the PBD joint venture's Illinois systems and $7.6 million, or $1,800 per subscriber, was allocated to the Macoupin joint venture's Illinois systems. Susquehanna Cable bid $50.0 million, with $4.0 million, or $1,792 per subscriber, allocated to the PBD joint venture's Illinois systems and $7.5 million, or $1,792 per subscriber, allocated to the Macoupin joint venture's Illinois systems. Boston Ventures, Cascade Broadband and Sunrise Communications also submitted bids for the Illinois systems of $37.8 million, $32.0 million and $42.1 million, respectively, but did not allocate their bids to the various individual systems. None of the bidders were affiliated with Enstar IV-2 or the corporate general partner other than Charter, Inc., and its affiliates.

         The corporate general partner determined that the bid from Charter, Inc. and its affiliates, for those portions of the systems located in Illinois, was the best transaction for the sale of the partnerships' Illinois systems. This determination was based primarily on the fact that Charter's bid was substantially higher in price than the other bids. Charter submitted its bid only for the Illinois systems based on its evaluation of all of the systems and its determination that the Illinois systems presented the best addition to its ongoing operations and business strategy. The asset purchase agreement with Charter, dated as of August 29, 2001, was for $63.0 million and covered the sale to Charter of cable television systems directly or indirectly owned by six different limited partnerships managed by the corporate general partner, including the PBD joint venture's Illinois systems and all of the systems of the Macoupin joint venture. The sale price offered by Charter for the systems represented $2,258 per subscriber. This transaction closed in two stages in April and September 2002.

         This second phase of marketing also produced a variety of other bids for other portions of the affiliated partnerships' systems. In July 2001, Time Warner bid $500 per subscriber for certain of the Tennessee systems, which did not include the joint ventures' systems. The cities of Poplar Bluff and Dexter/Bloomfield, Missouri bid $5.5 million and $3.6 million, or $900 per subscriber, for the PBD joint venture's remaining system serving those cities. The city of Malden/Campbell, Missouri bid $2.0 million for the system serving its cities. Galaxy Cablevision bid $7.0 million in August 2001 for systems located in Dexter, Bloomfield, Malden and Campbell, Missouri, or $1,112 per subscriber. Capital Cable also bid $6.3 million, or $1,000 per subscriber, for those same Missouri systems.

         In August 2001, Capital Cable submitted a bid for $32.8 million, or $850 per subscriber, for those systems in Kentucky, Tennessee, Missouri, Arkansas, South Carolina and North Carolina, which included the PBD joint venture's remaining Missouri system. Capital Cable later resubmitted its bid for those systems, increasing its bid to $1,000 per subscriber. Buford Media submitted a bid in September 2001 for a range of prices from $31.3 million to $39.2 million, or $800 to $1,000 per subscriber, for systems located in Kentucky, Tennessee, Missouri, South Carolina, North Carolina and Arkansas, which included the PBD joint venture's system. TS Communications submitted a bid in September 2001 for $4.3 million for systems in Dexter and Bloomfield, Missouri and $1.7 million for systems in Malden and Campbell, Missouri. TS Communications later revised its bid in October 2001 to $4.0 million, or $1,075 per subscriber, for the PBD joint venture's Dexter and Bloomfield, Missouri systems and $1.6 million for systems in Malden and Campbell, Missouri systems. A bid also was received in December 2001 from Cable South for $1.1 million for the system serving Bolivar and Hardeman, Tennessee. Buford Media bid for all of the systems in Kentucky and Tennessee in January 2002 for a total price of approximately $17.3 million, or $850 per subscriber, which did not include any of the PBD joint venture's systems. These bidders submitted their bids in different formats, on a state-wide or area-wide basis, and not per partnership or per system. The bid prices apportioned to the joint venture's system in the foregoing bids are based on allocations made by the corporate general partner. None of the bidders were affiliated with Enstar IV-2 or the corporate general partner.

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         The PBD joint venture entered into an agreement in September 2001 for the sale of its Poplar Bluff, Missouri system to the City of Poplar Bluff, Missouri for a sale price of approximately $8.0 million, Enstar IV-2's one-half share of which was approximately $4.0 million, subject to closing price adjustments and transaction costs. This transaction closed in March 2002.

         In January 2002, the corporate general partner instructed Daniels to discontinue marketing the PBD joint venture's remaining Dexter and Bloomfield, Missouri system. The corporate general partner had determined that the remaining system continued to struggle and experience customer losses due to competition in the industry and the declining economic environment for cable systems. None of those bids presented what the corporate general partner believed at the time were acceptable terms for the sale of the PBD joint venture's remaining system.

         In February 2002, Daniels received a bid valued at $12.6 million from Roy Baker, an affiliate of Access, for systems located in Kentucky. In May 2002, a bid was received from Roy Baker and Cumberland for those same Kentucky systems for a price of $10.6 million.

         In early June 2002, Daniels sent another request for bids on all Enstar systems to interested parties. Buford Media bid $26.2 million for systems in Kentucky, Tennessee, Missouri, North Carolina, South Carolina and Arkansas. This bid was $900 per subscriber for the remaining system of the PBD joint venture. Cable Direct bid $25.2 million for systems in Kentucky, Tennessee and Missouri, including $800 per subscriber for the PBD joint venture's system. Cable Direct later proposed to substitute a separate entity, Telecommunications, as the bidder in its place. Capital Cable bid $26.9 million, or $749 per subscriber, for systems in Kentucky, Tennessee, Missouri, North Carolina, South Carolina and Arkansas, including the PBD joint venture's system. A combined bid was submitted by Roy Baker, Access Cable and Cumberland Cellular for $10.6 million for systems in Kentucky and Tennessee. TS Communications submitted a bid of $6.3 million for the Missouri and Arkansas systems, including $1,175 for the PBD joint venture's system. None of the bidders were affiliated with Enstar IV-2 or the corporate general partner.

         This process produced Telecommunications as the party, in the corporate general partner's view, that offered the best transaction for the sale of the PBD joint venture's remaining system. The bid submitted by Telecommunications of $800 per subscriber was lower in price than the bid submitted by TS Communications of $1,175 and lower than the bid submitted by Buford Media of $900 per subscriber. TS Communications' bid was contingent upon it obtaining systems located in Malden and Pomme de Terre, Missouri and Ashdown, Arkansas, which are operated by other Enstar partnerships. The prices which TS Communications' offered for the Malden and Pomme de Terre, Missouri and Ashdown, Arkansas systems were $613, $120 and $503 per subscriber, respectively. The corporate general partner determined that it could not sell the Malden and Pomme de Terre, Missouri and Ashdown, Arkansas systems on the terms and prices offered by TS Communications. The corporate general partner could therefore not accept TS Communications's bid for the PBD joint venture's system because that bid was contingent on the sale of those other systems. Buford, the other bidder, was unable to confirm its financial ability to consummate the transactions. Telecommunications' bid included closing conditions that were standard in the industry, with no contingencies for obtaining financing. Telecommunications also agreed to raise its bid to $825 per subscriber. Overall, the corporate general partner believed that Telecommunications had a higher likelihood of completing the transactions.

         The corporate general partner negotiated with Cable Direct, the predecessor bidder to Telecommunications, for the sale of the PBD joint venture's system beginning in July 2002 on an arm's-length basis. Cable Direct signed a letter of intent to purchase the system in September 2002. Cable Direct later proposed to substitute a separate entity, Telecommunications, as the bidder in its place. These negotiations resulting in the PBD joint venture's entering into asset purchase agreement with

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Telecommunications. There were no material changes to the asset purchase agreement from the terms of the final bid received from Telecommunications.

         The asset purchase agreement, dated as of November 8, 2002, with Telecommunications, covers the sale of cable television systems owned by 10 different limited partnerships managed by the corporate general partner, including the PBD joint venture's system. Telecommunications will purchase the PBD joint venture's remaining system in Missouri for a sale price of $3.1 million, subject to closing sale price adjustments, an escrow for indemnity claims and transaction costs. The sale price offered by Telecommunications for the system represents $825 per subscriber. As of January 31, 2003, as a result of subscriber shortfalls, adjustments to the purchase price under the Telecommunications Sale would amount to $44,550 if closing had occurred at that time.

         The general market for cable television systems peaked in 2000, and has been on a steady decline since that point. This is best evidenced by the significant decline in the value of publicly traded cable stocks of 21% to 99% from August 2000 to November 2002. This reduction in value was due to a number of factors, including a decline in the overall stock market, increased competition from DBS operators and the resulting decrease in the number of cable subscribers, a tightened market for debt for cable television acquisitions, the accounting scandal at cable operator Adelphia Communications Corporation, and poorer than expecting operating results from a number of the public cable companies.

         These issues affected all cable television operators and, in particular, operators of rural cable systems due to increased competition from DBS, as evidenced by the loss of significant numbers of subscribers, and thus the loss of revenues and operating cash flow. Two of the largest operators of rural cable systems, publicly traded Classic Cable and privately held Galaxy Telecom, filed for Chapter 11 bankruptcy protection in late 2001.

         The bid received from Mediacom in June 2000 would have allocated approximately $6.0 million to the PBD joint venture's Dexter and Bloomfield, Missouri system. The purchase price agreed to by Gans and Enstar IV-1 in August 2000 would have allocated $4.1 million to the system. These offers were approximately $2.9 million and $1.0 million, or 94% percent and 32%, respectively, higher than the aggregate purchase price ultimately offered by Telecommunications. However, the prices offered by Mediacom and Gans were received approximately two years prior to the bid received from Telecommunications. This decline in price was consistent with the general decline in sales prices of cable television systems that has occurred in the industry since 2000 and with the decline in subscribers in the system. As a result, the corporate general partner does not believe that the prices submitted by Mediacom and Gans are relevant in evaluating the bids submitted for the system during the second phase of the bidding process.

         The corporate general partner and the other participants believe that the entire "auction" process conducted by Daniels and described above constituted an active "market check" with respect to the sale price and other terms of the sale of the Enstar system. Daniels contacted the parties that it believed constituted a representative sample of virtually all prospective purchasers of those cable systems and required all interested parties to submit bids, without knowing the identities of the other bidders or the terms of the other bids. This process enabled Daniels to canvass a representative universe consisting of a large number of actual, prospective buyers and to objectively determine the range of current market values of the systems, as given by willing purchasers. In fact, the corporate general partner and the other participants believe that the "auction" process conducted by the broker is the most effective and accurate means for ensuring that the agreement with Telecommunications is the best price and represent the best transaction currently available in the market from a willing buyer.

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CONSENT PROCEDURES AND PROCEDURAL SAFEGUARDS

         The Liquidation Plan can take place only if it is consented to by a majority-in-interest of the unitholders, none of whom is an affiliate of Enstar IV-2, the corporate general partner, the individual general partner, Telecommunications or any of the other participants. If a majority-in-interest of the unitholders vote to disapprove any proposal included in the Liquidation Plan, either affirmatively, by failing to vote, or by voting to "abstain," the Liquidation Plan will not be consummated.

         The corporate general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating the purchase agreement with Telecommunications. However, the purchase agreement was negotiated by the corporate general partner on an arm's-length basis with Telecommunications, who is an unaffiliated prospective purchaser.

DETERMINATION OF THE SALE PRICE

         o GENERAL. The offer by Telecommunications of a sale price of approximately $3.1 million, in cash, for the system was the best offer received in respect of the system in the most recent bid solicitation.

         The valuation of a cable television system for purposes of a sale is a highly subjective process, but the sale price ultimately will reflect the future value the purchaser expects to receive from operating the system, offset by future expenditures expected to be required for the systems to remain technologically current and to satisfy franchising authorities. Numerous factors affect this valuation, the most important among them being the physical condition and technical capability of the system; the presence or absence of competitors; the density of households and growth potential of the customer base; and the length of the remaining terms of local franchises and the likelihood that, upon expiration, the franchises will be renewed or extended. Based on its business experience in the cable television industry, the corporate general partner and the other participants believe that when the PBD joint venture's system is measured against these factors, the sale price offered by Telecommunications is commercially reasonable for a small system with demographics and technological capabilities comparable to the PBD joint venture's system.

         o CURRENT MARKET PRICES AND UNSOLICITED OFFERS FOR UNITS. Neither the corporate general partner nor the other participants based their conclusion that the sale price offered by Telecommunications for the PBD joint venture's system is the best transaction available to the unaffiliated unitholders on a comparison of either the sale prices or the anticipated liquidating distributions to historical or current market prices for units, or to recent unsolicited offers for units. This is principally because neither the general partner nor any of the other participants believe that the available, published data on secondary market sales of units, or most recent unsolicited, third-party offers for units, provide a reliable or appropriate basis for valuing the system.

         First, there is not and has not been an established market for the units, either on a national securities exchange, an inter-dealer quotation system, over-the-counter or otherwise. Trades in the units have been limited to sporadic transactions in an unregulated, informal secondary market. It is not known whether these trades have been on a fully arm's-length basis, whether the buyers and sellers have each had access to all material information regarding Enstar IV-2, its financial condition, the value of its assets and its prospects for the future, or whether such trades have fairly reflected the then-current market value of Enstar IV-2 and the PBD joint venture's assets.

         Second, recent unsolicited offers to purchase units have been made only by a few institutional holders whose intention is believed by the corporate general partner and the other participants to be to purchase units at a significant discount to their actual value with a view toward selling them, or their asset

                                     - 28 -


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equivalent, at a substantially higher price in a subsequent sale or liquidation of Enstar IV-2. In light of this, neither the corporate general partner nor any of the other participants are of the view that the prices offered by these potential buyers of units are fairly indicative of any accurate valuation of the system or appropriate to any evaluation of the sale prices offered for the PBD joint venture's system.

         o APPRAISALS AND OPINIONS. The corporate general partner did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unitholders of the sale price offered by Telecommunications for the system or the other terms of the Telecommunications Sale. The corporate general partner and the other participants believe that the process through which offers were solicited for the system, together with the facts that the purchase agreement was negotiated on an arm's-length basis with two unaffiliated prospective purchasers and the bid offered by Telecommunications was the best bid received for the remaining portions of the system during the most recent bidding process, provide a sufficient basis for the corporate general partner's and the other Filings Persons' belief that the Telecommunications Sale is the best transaction available to the unitholders.

         o DISCOUNTED CASH FLOW VALUE; GOING CONCERN VALUE. Neither the corporate general partner nor any of the other participants evaluated either the sale price offered by Telecommunications, or the anticipated liquidating distributions, on a discounted cash flow or "going concern" basis. The corporate general partner does not believe that basis is relevant because of current market conditions, including the competition faced by the PBD joint venture and trends in the telecommunications industry generally. These factors are likely to have a substantial adverse effect on the PBD joint venture's ability to maintain its current revenue levels and profitability for the foreseeable future. For this reason, the corporate general partner and the other participants concluded that valuations that assume a continued, longer term viability or cash flow stream would not reliably predict the future value of the PBD joint venture and Enstar IV-2.

         o OTHER FACTORS. In addition to being, in the corporate general partner's opinion, the buyer making the best offer and the best resulting transaction for the sale of the system, the terms proposed by Telecommunications was, in the corporate general partner's and the other participants' opinion, favorable, overall, to the unitholders. Specifically, as set forth in the purchase agreement with Telecommunications:

         o there is no financing contingency that would make Telecommunications' obligations contingent upon obtaining adequate financing to complete the purchase; and

         o Telecommunications' obligations to close are not contingent upon the PBD joint venture obtaining at its own expense a Phase I environmental assessment report confirming that the owned or leased real property included in the assets to be sold to Telecommunications is free of hazardous materials and contaminants.

         Given the current competitive environment in which the system operates, the fact that costly upgrades are required in order for the PBD joint venture to be able to compete with DBS operators, which currently offer more services than does the PBD joint venture and to which the PBD joint venture historically has lost significant numbers of customers, and the financial risks involved in making the substantial capital investments the corporate general partner believes will be necessary to address those challenges, the corporate general partner and the other participants concluded that the Liquidation Plan, and the estimated aggregate liquidating distribution of $93 per unit in respect of the Telecommunications Sale, is in the best interests of Enstar IV-2 and the unitholders.

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RECOMMENDATION OF THE CORPORATE GENERAL PARTNER AND OTHER PARTICIPANTS

         The corporate general partner and the other participants each believe that the advantages exceed any disadvantages of consummating the Liquidation Plan at this time. Accordingly, the corporate general partner and the other participants each recommends that the unitholders approve the Liquidation Plan.

         In making this recommendation, the participants considered the following material factors:

         o If the Liquidation Plan is approved, the PBD joint venture will be able to consummate the Telecommunications Sale for an amount that the corporate general partner and the other participants believe represents the best available transaction for sale of the assets of the PBD joint venture and upon terms that the corporate general partner and the other participants believe will entail favorable transaction costs and permit an efficient consummation of the sale. The sales price offered by Telecommunications of $3.1 million for the system ultimately represents the best proposal for the system resulting from the offering process. The Telecommunications Sale will be subject to escrows aggregating $102,595 for indemnity claims and closing adjustments.

         o The sale price was determined through an "auction" process conducted by an independent broker and effected a "market check," which supports the general partner's and the other participants' belief that the price offered by Telecommunications represents the best available purchase price for the system. The broker, which specializes in the cable television industry, contacted virtually every known prospective buyer of Enstar IV-2's system. The corporate general partner believe that none of the bidders knew the sale prices or other terms of the other bids until all of the bids were received and opened. Although the sales price offered by Telecommunications, which was received in the second phase of bidding, is significantly lower than the sales prices originally offered for the system by Gans and Mediacom in the first phase of bidding, this decline was consistent with the general decline in sales prices of cable television systems that has occurred in the industry since 2000.

         o The purchase agreement with Telecommunications contains closing conditions that are standard in the industry and were negotiated on an arm's-length basis. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications. However, the purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, which includes the PBD joint venture's system. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications.

         o By selling the system now, the PBD joint venture and Enstar IV-2 would significantly reduce the risks inherent in the ownership of cable television systems, particularly small cable systems, including, among other things, the increasing number of entities that provide high quality video programming, Internet and telephony services, particularly DBS operators; the uncertainty of the future effects of legislative and regulatory changes; the rapid technological developments in the cable television and telecommunications industry, which are pressuring cable operators to upgrade their systems and increase their service offerings; the potential for termination of the PBD joint venture's franchises covering a significant number of its subscribers in Bloomfield, Missouri;

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                  the financial difficulties inherent in small cable
                  television systems acquiring the technological infrastructure needed to compete with "broadband" providers of multiple television, Internet and telephony services; increasing costs of obtaining quality programming; and the competitive pressure to maintain rates at a level competitive with DBS operators.

         o Because there is no established trading market for the units, the unitholders' ability to sell their units has been and for the foreseeable future will be limited to sporadic sales within an informal secondary market.

         o In order for the Liquidation Plan to be authorized and completed, the holders of a majority of the units must first approve each proposal of the Liquidation Plan. No unitholders are affiliates of Enstar IV-2, the general partners of Enstar IV-2 or any of the other participants. In addition, the Telecommunications Sale must be approved by a majority-in-interest of the limited partners of Enstar IV-1.

         o There exists the risk that by selling these portions of the system now, the PBD joint venture, Enstar IV-2 and the unitholders would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system. However, neither the corporate general partner nor any of the other participants believe that a sufficient increase in revenues is likely to result from upgrades, or that in its present condition, the system's sale value is likely to increase. Accordingly, in the view of the corporate general partner and the other participants, these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

         o The corporate general partner did not retain an unaffiliated representative to act on behalf of the unitholders in negotiating the purchase agreement with Telecommunications. The corporate general partner did not obtain any appraisals, reports or opinions regarding the procedural or substantive fairness to the unitholders of the sale price offered Telecommunications for the system or the other terms of the Telecommunications Sale. The corporate general partner and the other participants believe that the process through which offers were solicited for the system, together with the facts that the purchase agreement was negotiated on an arm's-length basis with an unaffiliated prospective purchaser, provide a sufficient basis for the corporate general partner's and the other participants' belief that the Telecommunications Sale is the best transaction available to the unitholders.

         o Charter, Inc. agreed in May 1999 to acquire the corporate general partner as part of a larger sale in which Charter, Inc. acquired all of the cable businesses of Falcon. The corporate general partner already had been evaluating strategies for liquidating Enstar IV-2 and the other Enstar partnerships since 1998. Before the transaction closed, Charter, Inc. and Falcon's management decided to continue the liquidating strategy because the Enstar cable systems did not fit with Charter, Inc.'s business strategies. The corporate general partner entered into agreements with two brokers, one of which was Daniels, to market the cable systems of the Enstar partnerships. The corporate general partner ultimately expanded Daniels' engagement to market all of the Enstar partnerships' cable systems.

         o The sales process used to market the cable systems of the Enstar partnerships was designed to encourage potential buyers to bid on one or a combination of individual cable systems, or on a collective basis for all of the systems. The corporate general partner and the other participants determined that marketing joint ventures's systems as part of a larger group was in the best interests of Enstar IV-2's unitholders. Based on their experience in the cable

                                     - 31 -


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                  television industry, the corporate general partner and the other participants believe that a higher sale price for a given system often can be obtained when cable television systems are marketed as part of a larger, "bundled" package than when marketed individually or in smaller units. The corporate general partner, however, could not ensure that marketing the systems on a collective basis produced a better price or a better transaction than marketing each system separate from the cable systems of the other Enstar partnerships. Charter, Inc., one of the participants, and Charter, Inc.'s affiliates, participated in the bidding for certain of the Enstar cable systems. Charter, Inc.'s affiliates purchased portions of those Enstar systems located in Illinois, including all of the Macoupin joint venture's assets and the PBD joint venture's system in Mt. Carmel, Illinois. Charter, Inc. only bid on systems in Illinois, which it believed presented the best addition to its ongoing operations and business strategy. The PBD joint venture's remaining systems are located Missouri. As such, the corporate general partner and the participants did not consider Charter, Inc.'s participation in the bidding to be a relevant factor in the marketing the remaining portions of the PBD joint venture's system or in their determination that the Telecommunications Sale is the best transaction available to the unitholders.

         After considering the factors discussed in this section, the corporate general partner and the other participants have determined that the Telecommunications Sale and the Liquidation Plan are the best transactions available to the unitholders, and have determined that approval of the Liquidation Plan would serve the best interests of the unitholders by maximizing the proceeds from a disposition of the system and, consequently, the per-unit liquidating distributions to Enstar IV-2's unitholders.

         The information and factors discussed above were considered collectively by the corporate general partner and the other participants in connection with their reviews of the Telecommunications Sale and the Liquidation Plan. Although they did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching the above determination, added weight was accorded to the following factors: the fact that Telecommunications' offer resulted from an "auction" process, which the corporate general partner believes acted as a "market check" to ensure that the best available price was obtained; the fact that Telecommunications is a third party buyer unaffiliated with Enstar IV-2, the joint ventures or any partners, allowing the parties to negotiate on an arm's-length basis; and the fact that the purchase agreement contains closing conditions and seller's representations and warranties that are standard in the industry and were negotiated on an arm's-length basis with an unaffiliated buyer, including the fact that the obligations of Telecommunications under the purchase agreement is not contingent upon obtaining adequate financing.

         To the knowledge of the corporate general partner, no executive officer, director or affiliate of Enstar IV-2, the general partners of Enstar IV-2, the PBD joint venture or any other participant, and no executive officer, director or affiliate of any of them, holds or beneficially owns any units, and none of such persons has made a recommendation either in support of or opposed to the Telecommunications Sale or the Liquidation Plan, other than as set forth in this consent solicitation statement. The corporate general partner's board of directors consists of only one member, Steven A. Schumm, who approved the Liquidation Plan and is recommending the Liquidation Plan to the unitholders.

         Robert T. Graff, the individual general partner, is currently retired and, although, he is aware of the Liquidation Plan, played no role in it. The corporate general partner expects that Mr. Graff will consent, as general partner, in connection with the Liquidation Plan.

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RELATED PARTY TRANSACTIONS

         Enstar IV-2 has a management and service agreement (the "Management Agreement") with Enstar Cable Corporation ("Enstar Cable"), a wholly owned subsidiary of the corporate general partner. This Management Agreement provides that Enstar IV-2 will pay to Enstar Cable a monthly management fee of 5% of gross revenues from the operations of Enstar IV-2. Enstar IV-2 had no gross revenues in 2002 and 2001. As a result, no management fees were paid by Enstar IV-2 during 2002 and 2001.

         Enstar Cable has entered into identical agreements with the PBD joint venture and the Macoupin joint venture, except that the management fee payable by the joint venture is 4% of gross revenues from operations. The PBD joint venture's management fee expense approximated $90,100 and $193,300 ($55,200 and $62,100 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $2.26 and $4.85 per unit ($1.39 and $1.56 per unit related to continuing operations) in management fee expenses for the nine months ended September 30, 2002 and 2001, respectively.

         The Macoupin joint venture's management fee expense approximated $21,000 and $56,300 for the period from January 1, 2002 to April 10, 2002 and the nine months ended September 30, 2001. This amounts to $0.53 and $1.41 per unit in management fee expenses for the nine months ended September 30, 2002 and 2001, respectively.

         In addition, the Macoupin joint venture was also required to pay the corporate general partner an amount equal to 1% of the Macoupin joint venture's gross revenues. The Macoupin joint venture's management fee expense to the corporate general partner approximated $500 for the period from April 1, 2002 to April 10, 2002. This amounts to $0.01 per unit. In addition, the Macoupin joint venture's management fee expense to the corporate general partner approximately $5,300 and $14,100 for the period from January 1, 2002 to April 10, 2002 and the nine months ended September 30, 2001. This amounts to $0.13 and $0.35 per unit in management fee expenses for those respective periods. No management fee is payable to Enstar Cable by Enstar IV-2 with respect to any amounts received by Enstar IV-2 from the joint ventures.

         The Management Agreement also provides that Enstar IV-2 reimburse Enstar Cable for direct expenses incurred on behalf of Enstar IV-2 and Enstar IV-2's allocable share of Enstar Cable's operational costs. Additionally, Charter Communications Holding Company, LLC, a direct parent of corporate general partner, and its affiliates (collectively, "Charter") provide other management and operational services for Enstar IV-2 and the joint ventures. These expenses are charged to the properties served based primarily on Enstar IV-2's allocable share of operational costs associated with the services provided. The total amount charged to the PBD joint venture for these services was $191,700 and $667,000 ($99,000 and $111,200 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $4.81 and $16.74 per unit ($2.48 and $2.79 per unit related to continuing operations) in service expenses for the nine months ended September 30, 2002 and 2001, respectively. The total amount charged to the Macoupin joint venture for these costs approximated $63,900 and $150,000 for the period from January 1, 2002 to April 10, 2002 and the nine months ended September 30, 2001, respectively. This amounts to $1.60 and $3.76 per unit in service expenses for those respective periods.

         All programming services are purchased through Charter. Charter charges the joint ventures for these costs based on an allocation of its costs. The PBD joint venture recorded programming fee expense of $492,400 and $896,700 ($306,000 and $297,000 related to continuing operations) for the nine months ended September 30, 2002 and 2001, respectively. This amounts to $12.36 and $22.50 per unit ($7.68 and $7.45 related to continuing operations) in programming fee expenses for the nine months ended

September 30, 2002 and 2001, respectively. The Macoupin joint venture recorded programming fee expense of $12,500, or $0.31 per unit, for the period from April 1, 2002 to April 10, 2002. Programming fee expenses were $119,500 and $299,700 for the periods from January 1, 2002 to April 10, 2002 and the nine months ended September 30, 2001, respectively. This amounts to $3.00 and $7.52 per unit in programming fee expenses for those respective periods. Programming fees are included in service costs in the accompanying condensed statements of operations.

         Certain accrued and unpaid management fees and deferred fees and expenses will be paid by the PBD joint venture and Enstar IV-2 to affiliates of the corporate general partner, as described under "--Conflicts of Interest" below. All amounts owed to the corporate general partner and affiliates are non-interest bearing.

CONFLICTS OF INTEREST

         Upon completing the Telecommunications Sale, accrued deferred management fees, which were $162,800 as of September 30, 2002, will be paid to the corporate general partner by the joint venture. In addition, the corporate general partner will receive approximately $280,300 in repayment of deferred fees and expenses owed to it by the joint venture. However, for the reasons discussed under "Best Available Transaction -- Consent Procedures and Procedural Safeguards" on page 28, Enstar Communications and the other participants believe that the terms of the Telecommunications Sale and the Liquidation Plan are the best transactions available to the unitholders.

         Following the closing of the Telecommunications Sale, Charter, or one of Charter's affiliates may provide advertising sales services to the extent requested by Telecommunications pursuant to an advertising sales agreement.

THE TELECOMMUNICATIONS PURCHASE AGREEMENT

         The PBD joint venture and nine other general and limited partnerships managed by the corporate general partner have entered into an Asset Purchase Agreement with Telecommunications (the "Telecommunications Purchase Agreement"). For purposes of this summary of the Telecommunications Purchase Agreement, the PBD joint venture and the other partnerships managed by the corporate general partner will sometimes collectively be referred to as the "Sellers." The Telecommunications Purchase Agreement covers the sale to Telecommunications of certain of the assets used by the Sellers in connection with the operation of multiple cable television systems located in or around 14 communities in Kentucky, Tennessee, Missouri, Arkansas and North Carolina (the "Telecommunications Assets"), including the assets of the PBD joint venture in connection with the operation of the system. Telecommunications' address is 110 North Main, Sikeston, MO 63801, Telephone: 573-472-9500.

         THE FOLLOWING IS A SUMMARY OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TELECOMMUNICATIONS PURCHASE AGREEMENT. A COPY OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT WAS FILED ON NOVEMBER 13, 2002 AS EXHIBIT 2.1 TO THE QUARTERLY REPORT ON FORM 10-Q OF ENSTAR INCOME PROGRAM II-2, L.P., AN AFFILIATED ENSTAR PARTNERSHIP. AN AMENDMENT TO THE AGREEMENT WAS FILED ON FEBRUARY 14, 2003 AS AN EXHIBIT TO ENSTAR INCOME/GROWTH PROGRAM FIVE-A, L.P.'S CURRENT REPORT ON FORM 8-K. COPIES OF THE TELECOMMUNICATIONS PURCHASE AGREEMENT ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE SOLICITING AGENT, D.F. KING & CO., INC., AT
(800) 207-2014.

PURCHASE PRICE AND ADJUSTMENTS

         Under the Telecommunications Purchase Agreement, Telecommunications agreed to acquire the Telecommunications Assets from the Sellers for a total purchase price of approximately $15.3 million, subject to closing sale price adjustments, an escrow for indemnity claims and customary closing conditions. Approximately $3.1 million of this amount is to be paid by Telecommunications to the PBD joint venture for the system. The allocation of the aggregate purchase price to the system was determined from the bid received from Telecommunications for the system, based on $825 per subscriber.

         The purchase price will be subject to adjustments that can reduce or increase the purchase price at closing and following the closing. These adjustments will be made to reflect or take account of, among other things:

      o allocating to the Sellers all revenues, refunds, costs, expenses and liabilities attributable to the operation of their cable systems prior to the closing date,

      o allocating to Telecommunications all revenues, refunds, costs, expenses and liabilities attributable to the operation of the cable system after the closing date, and

      o a number of subscribers below a prescribed target for each of the Seller's systems. The prescribed target number for the PBD joint venture's system is 3,816 subscribers. If the number of subscribers in the system falls below the target number at closing, then the sale price will be reduced by $825 per subscriber. As of January 31, 2003, the system had approximately 3,762 subscribers. This results in a short fall of 54 subscribers. If the closing had been held on January 31, 2003, this shortfall in subscribers would have reduced the purchase price by $44,550.

         The Sellers and Telecommunications executed an escrow agreement whereby Telecommunications deposited $500,000 (the "Telecommunications Deposit Amount") with an escrow agent to secure Telecommunications' performance and obligations under the Telecommunications Purchase Agreement prior to closing. The Telecommunications Deposit Amount was deposited as follows: $100,000 at the time of the completion of final schedules and applicable exhibits to the Telecommunications Purchase Agreement; $100,000 90 days after execution of the Telecommunications Purchase Agreement; $150,000 upon approval of franchise transfers of certain primary systems; and $150,000 upon obtaining partner approval of the transfer of the primary systems. At closing, the Sellers and Telecommunications will cause the escrow agent to deliver to the Sellers the Telecommunications Deposit Amount and all interest and earnings accrued thereon, which amount shall be credited against the purchase price.

         On February 6, 2003, the Sellers and Telecommunications entered into an amendment to extend the time which Telecommunications has to make its next deposit of $100,000 into escrow, which was due on February 6, 2003. The due date for the deposit was extended until April 7, 2003. This amendment also extended the outside closing date until August 29, 2003.

         In addition, at Closing, Sellers will deposit $500,000 of the purchase price in escrow pursuant to an indemnity escrow agreement ("Indemnity Escrow Agreement") for a period of 13 months after Closing to provide funds for the payment of any indemnification to which Telecommunications may be entitled under the Telecommunications Purchase Agreement, of which $102,595 will be the PBD joint venture's portion of the purchase price placed in escrow. The Telecommunications Purchase Agreement provides that the Indemnity Escrow Agreement will limit payments out of escrow to Telecommunications for indemnification from the PBD joint venture to the $102,595 deposited by the PBD joint venture into escrow. Telecommunications' rights for indemnification from the PBD joint venture, however, are not limited to the amount held in escrow. Indemnification claims by Telecommunications may not exceed $1.6 million for all of the Sellers, except that this limitation does not apply to claims arising out of representations and warranties relating to title to assets, taxes and authority.

REPRESENTATIONS AND WARRANTIES

         The Telecommunications Purchase Agreement contains representations and warranties of the PDB joint venture that are customary in the industry. As a condition to closing, these representations must be true and correct as of the closing date. These include representations that the PBD joint venture has the capacity to enter into the Telecommunication Purchase Agreement, the Telecommunications Purchase Agreement has been properly authorized and all necessary consents and approvals have been obtained, the PBD joint venture has good title to its assets, the PBD joint venture is in full compliance with certain laws applicable to the cable industry and environmental laws and other customary representations. In addition, Telecommunications made certain representations and warranties the PBD joint venture comparable to certain of those made by the PBD joint venture.

CONDITIONS PRECEDENT

         Under the Telecommunications Purchase Agreement, Telecommunications' obligations to acquire the Telecommunication's Assets are subject to certain customary conditions precedent. These conditions, if no satisfied or waived, can prevent the Telecommunications Sale from occurring. Any or all of these conditions may be waived by Telecommunications. These conditions include a requirement that the PBD joint venture's representation and warranties are correct as of closing, the PBD joint venture has obtained all material and required consents, no judgment or order prohibits the closing, there has been no material adverse changes in the condition or prospects of the Telecommunications Assets or the cable system since the date of the Telecommunications Purchase Agreement and the PBD joint venture shall have obtained all necessary partner consents. In addition, affiliates of the PBD joint venture must enter into an advertising services agreement to provide certain advertising services after the closing. The PBD joint venture's obligations to sell the Telecommunications Assets are subject to conditions precedent comparable to those of Telecommunications, any or all of which may be waived by the PBD joint venture.

INDEMNIFICATION

         Telecommunications has agreed that following the closing it will indemnify the Sellers for claims that arise out of:

      o its breach of any representations or warranties in the Telecommunications Purchase Agreement,

      o its failure to perform covenants or obligations in the Telecommunications Purchase Agreement,

      o any person or governmental authority asserting any claim against the PBD joint venture arising out of the operation of the Telecommunications Assets after the closing date, and

      o  any of the liabilities assumed by Telecommunications.

         The PBD joint venture has agreed on its own behalf, but not jointly with the other Sellers, that following the closing it will indemnify Telecommunications for claims that arise out of:

      o its breach of any representations or warranties in the Telecommunications Purchase Agreement,

      o its failure to perform covenants or obligations in the Telecommunications Purchase Agreement, or

      o liabilities accruing on or prior to the closing date, except those assumed by Telecommunications.

         In order to provide funds for the payment of any indemnification to which Telecommunications may be entitled, Telecommunications will deposit $500,000 of the total purchase price in escrow, of which $102,595 will be the PBD joint venture's portion of the purchase price placed in escrow. The Telecommunications Purchase Agreement provides that the Indemnity Escrow Agreement will limit payments out of escrow to Telecommunications for indemnification from the PBD joint venture to the $102,595 deposited into escrow. However, Telecommunications' rights with respect to indemnification are not limited to the dollar amount held in escrow.

         Certain limitations apply to indemnification claims, including:

      o subject to certain exceptions, the representations and warranties made by the parties will survive the closing for a period of 18 months.

      o Sellers are not required to indemnify Telecommunications for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims exceeds $100,000, in which case the Sellers responsible for the claims will be liable for the total amount of all such claims starting from the first dollar of loss or damage;

      o subject to certain exceptions, the Sellers' joint aggregate liability to Telecommunications for indemnification claims arising from the breach of any of the Sellers' representations and warranties are limited to losses or damages of $1.6 million; and

      o Telecommunications is not required to indemnify a Seller for claims arising from the breach of any representation or warranty until the aggregate amount of all such claims against Telecommunications for all Sellers exceeds $100,000, in which case Telecommunications will be liable for the total amount of all such claims starting from the first dollar of loss or damage.

TERMINATION AND REIMBURSEMENT

         The Telecommunications Purchase Agreement may be terminated prior to the closing only in accordance with the following situations:

      o  at any time by mutual consent of the Sellers and Telecommunications;

      o by either the Sellers or Telecommunications if the closing has not taken place by August 29, 2003, other than by reason of a breach or default of any of the covenants or agreements contained in the Telecommunications Purchase Agreement by the party seeking to terminate; provided that, the parties may mutually agree to extend the date if as of that date the conditions to closing have not been satisfied;

      o by either the Sellers or Telecommunications if the other party is in material breach of the Telecommunications Purchase Agreement and does not cure the breach within 30 days;

      o by either the Sellers or Telecommunications if the representations and warranties of the other party are not true and correct in all respects and such failure is not cured by the closing date; or

      o by the Sellers if the requisite partners' approval of the Sellers has not been obtained.

SOURCE OF FUNDS

         Telecommunications has represented and warranted that it has the financial capability, including to obtain financing, necessary to consummate the purchase of the Telecommunications Assets.

CLOSING

         The closing will take place at 9:00 a.m. on the last business day of the calendar month after the satisfaction or waiver of all conditions precedent to closing, as set forth in the Telecommunications Purchase Agreement, but no later than August 29, 2003. The Telecommunications Purchase Agreement also allows for a partial closing if all of the conditions of the Telecommunications Purchase Agreement have been satisfied or waived with respect to certain primary cable television systems. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications, including the PBD joint venture's system if the conditions relating to that system have been satisfied or waived. The corporate general partner presently expects closing for the PBD joint venture's system will occur on or before August 29, 2003. The closing will occur at the offices of Charter Communications, Inc.

DESCRIPTION OF ASSETS

         The table below sets forth operating statistics for the system as of September 30, 2002:

                                                                                                                      AVERAGE
                                                                                   PREMIUM                            MONTHLY
                                       HOMES        BASIC           BASIC          SERVICE          PREMIUM         REVENUE PER
SYSTEM                                PASSED(a)  SUBSCRIBERS    PENETRATION(b)     UNITS(c)      PENETRATION(d)    SUBSCRIBER(e)

Dexter, Missouri . . . . . . . . .     7,000        3,800           54.3%            500             13.2%            $32.30

------------------

    (a) Homes passed refers to estimates by the joint venture of the approximate number of dwelling units in a particular community that can be connected to the cable systems without any further extension of principal transmission lines. The estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

    (b)  Basic subscribers as a percentage of homes passed by cable.

    (c) Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.

    (d) Premium penetration represents premium service units as a percentage of homes subscribing to cable service. A customer may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average customer subscribes for more than one premium service.

    (e) Average monthly revenue per basic subscriber has been computed based on revenue for the nine months ended September 30, 2002, divided by nine months, divided by the actual number of basic subscribers at September 30, 2002.

USE OF PROCEEDS AND CASH DISTRIBUTIONS

         The following table sets forth the anticipated application of the net proceeds from the Telecommunications Sale. The amount available for distribution to the unitholders shown below assumes that all of the PBD joint venture's system is sold to Telecommunications for the price, and subject to the other terms and conditions, contained in the purchase agreement, including estimated closing adjustments.

         As promptly as practicable following the Telecommunications Sale, and calculation of all required sale price adjustments, Enstar IV-1 and Enstar IV-2, as the general partners of the PBD joint venture, will seek to discharge all of the liabilities of the PBD joint venture and distribute its remaining assets to themselves in accordance with the partnership agreement of the PBD joint venture. Thereafter, the corporate general partner will cause Enstar IV-2 to discharge all of its liabilities and distribute its remaining assets to itself, the individual general partner and the unitholders in accordance with the limited partnership agreement of Enstar IV-2. The corporate general partner presently estimates that the liquidating distributions to the unitholders from the proceeds of the Telecommunications Sale would total approximately $93 per unit, after estimated closing adjustments, taxes and expenses and liquidation expenses. This estimate is based on the assumed expenses shown below, and also assumes a closing of the Telecommunications Sale on or before August 29, 2003. HOWEVER, THE CORPORATE GENERAL PARTNER CANNOT ASSURE YOU OF THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.

           USE OF PROCEEDS AND DISTRIBUTIONS OF THE PBD JOINT VENTURE

Sale proceeds(1)......................................             $ 3,148,000
Less: subscriber shortfall (2)........................                 (44,600)
Less:  closing expenses(3)............................                 (47,200)
Plus:  working capital adjustment(4)..................               4,931,100
Less:  due to affiliates(5)...........................                (443,100)
                                                                   -----------

Net distribution amount...............................               7,544,200
Distribution to each general partner(6)...............               3,772,100


-----------
(1) Approximate. Actual amount is $3,147,955.

(2) Reflects decreases in the sales price due to shortfall in subscribers.

(3) The PBD joint venture's expected expenses in connection with the Liquidation Plan will be as follows:

         Broker's fees................................                  31,600
         Filing fees and other miscellaneous expenses.                  15,600
                                                                   -----------
                                                                   $    47,200

(4) Working capital adjustments are made as part of the liquidating process in order to calculate the cash which will be distributed to unitholders upon liquidation of Enstar IV-3. These adjustments show the current assets of Enstar IV-3, such as cash and accounts receivable, reduced by the liabilities of Enstar IV-3 which must be paid in the liquidation process. This amount is calculated as follows:

         Cash.........................................             $ 5,563,800
         Accounts receivable..........................                  12,400
         Prepaids and other...........................                   8,100
                                                                   -----------
         Current assets...............................               5,584,300

         Accounts payable.............................             $    18,500
         Accruals.....................................                  96,700
         Due to affiliates............................                 538,000
                                                                   -----------
         Current liabilities..........................                 653,200

         Current assets...............................             $ 5,584,300
         Current liabilities..........................                (653,200)
                                                                   -----------
         Working capital adjustment...................               4,931,100

    The sale price is subject to adjustment under the purchase agreement with Telecommunications for pro ration and similar items. This adjustment is only an estimate and the adjustment actually made at closing may be more or less than this amount.

(5) Represents deferred management fees and deferred expenses due to the corporate general partner and its affiliates.

(6) Enstar IV-1 and Enstar IV-2 will each receive $3,772,100, as co-general partners of the PBD joint venture.

                USE OF PROCEEDS AND DISTRIBUTIONS OF ENSTAR IV-2

Distributions from joint venture......................             $ 3,772,100
Less:  expenses(1)....................................                 (39,350)
                                                                   -----------

Net distribution amount...............................               3,732,750
Less:  Distribution to general partners(2)............                  37,300
Distributions to unitholders..........................               3,695,450
                                                                   -----------
Estimated distributions to unitholders per unit.......             $        93


----------
(1) Enstar IV-2's expected expenses in connection with the Liquidation Plan will be as follows:

         Legal fees...................................             $    14,200
         Accounting fees..............................                   9,400
         Solicitation expenses........................                   1,200
         Printing and mailing.........................                   9,450
         Filing fees and other miscellaneous expenses.                   5,100
                                                                   -----------
                                                                   $    39,350

(2) The general partners of Enstar IV-2 have a 1% interest in partnership distributions until the amounts specified in the partnership agreement (generally the limited partners' subscription amount plus a specified return) are received by the limited partners, after which the general partners have a 20% interest in partnership distributions. Under the partnership agreement, the general partners of Enstar IV-2 will receive an aggregate of $37,300 of the estimated net distribution amount, which will be shared equally by the corporate general partner and the individual general partner.

DISADVANTAGES OF THE LIQUIDATION PLAN

         The principal disadvantages that would result to the unitholders and the general partners of Enstar IV-2 from completing the Liquidation Plan are that by selling the system now, Enstar IV-2 would not benefit from any increased revenues that might result from an upgrade of the system, or from possible further improvements in economic and market conditions that might increase the sale price of the system and, thereby, increase the system's liquidation or going-concern value to the unitholders and the general partners of Enstar IV-2. However, the corporate general partner does not believe that significant increases in revenues are likely to result from an upgrade, or that in its present condition, the system's sale value is likely to increase. Accordingly, in the corporate general partner's view, these potential risks are outweighed by the potential benefits to be realized from the Liquidation Plan.

CONSEQUENCES OF FAILURE TO APPROVE THE LIQUIDATION PLAN

         If the Telecommunications Sale and the Liquidation Plan are not completed, Enstar IV-2 will continue to own its interest in the PBD joint venture and the PBD joint venture will continue to operate the system for an indefinite period of time. If the Liquidation Plan is not approved, the corporate general partner believes the PBD joint venture will continue to face significant competition from and continue to lose subscribers to DBS operators. In the corporate general partner's view, unless the PBD joint venture upgrades the system to have two-way transmission capability, it will not be able to offer internet and other interactive services comparable to those offered by the DBS operators that currently compete with the PBD joint venture for video subscribers. Even if the PBD joint venture were to undertake such upgrades, the corporate general partner believes that their cost would prevent Enstar IV-2 from operating profitably under its Dexter, Missouri franchise. Last, if the Telecommunications Sale is not approved, the corporate general partner expects to continue to seek buyers for the system from time to time when, in the judgment of the corporate general partner, market conditions are favorable. The corporate general partner believes that any such sale likely would be on terms less favorable than the terms of the Telecommunications Sale. Failure by the unitholders to approve the Liquidation Plan will not affect their rights under the partnership agreement of Enstar IV-2.

APPROVAL OF THE LIQUIDATION PLAN BY ENSTAR IV-1

         Enstar IV-1 and Enstar IV-2 are co-partners in the PBD joint venture. Under the partnership agreement for the PBD joint venture, all action to be taken by the joint venture, including the sale assets, must be approved by the co-partners. As a result, the Telecommunications Sale cannot occur without the approval of Enstar IV-1. Enstar IV-1 is a Georgia limited partnership having limited partnership structure similar to Enstar IV-2, including the same corporate general partner. As with Enstar IV-2, a majority-in-interest of Enstar IV-1's limited partners must give their approval of the Telecommunications Sale. The corporate general partner plans to seek approval of Enstar IV-1's limited partners through separate consent solicitations. As a result, if a majority-in-interest of the limited partners of Enstar IV-2 approve the Telecommunications Sale but a majority-in-interest of the limited partners of Enstar IV-1 do not approve the Telecommunications Sale, then the Liquidation Plan cannot be completed.

EFFECT OF TERMINATION OF THE TELECOMMUNICATIONS SALE

         Even if the Liquidation Plan is approved by the unitholders, the Telecommunications Sale may not occur because the asset purchase agreement may be terminated prior to closing. The asset purchase agreement provides that the parties may terminate the agreement prior to closing upon certain events. These events include: (1) the failure of the parties to close the transactions by the certain outside closing date, which is August 29, 2003, (2) a breach of the agreement by a party which is not cured within 30 days, (3) if the representations and warranties of a party fails to be true as of the outside closing date, and (4) if a majority-in-interest of unitholders disapprove the transaction or fail to approve the transaction by the end of the consent solicitation period. In addition, the Telecommunications Sale is subject to several customary closing conditions, any or all of which may be waived. These conditions apply to all of the sellers and the failure of one seller to satisfy these conditions can prevent the other sellers from closing their transactions with Telecommunications and can cause the termination of the purchase agreement. The purchase agreement with Telecommunications does allow for closing of the sale of some, but not all, of the systems if all of the conditions of the purchase agreement have been satisfied or waived with respect to certain primary cable television systems, as further described below under "Effect of Partial Closing Under the Telecommunications Sale."

         If the Liquidation Plan is approved by a majority-in-interest of the unitholders, but the asset purchase agreement with Telecommunications is terminated in accordance with its terms prior to closing, then the corporate general partner will not complete the Liquidation Plan. Thereafter, Enstar IV-2 would continue to operate the system indefinitely. The corporate general partner would thereafter continue to seek buyers for the system. Any future sale might be on terms less favorable than the terms of the transactions currently proposed.

EFFECT OF PARTIAL CLOSING UNDER THE TELECOMMUNICATIONS SALE

         The asset purchase agreement with Telecommunications provides for a closing for all 10 of the sellers to take place on the last business day of the calendar month after the satisfaction or waiver of all conditions precedent to closing, but no later than August 29, 2003. However, the agreement also allows partial closings where some, but not all, of the sellers can close the sale of their systems if all of the conditions of the agreement have been satisfied or waived with respect to certain primary cable television systems owned by six different sellers. The PBD joint venture's system is considered one of these primary systems. At a partial closing, only the assets of those systems for which conditions have been satisfied or waived will be sold to Telecommunications. Therefore, if the conditions to the sale of those primary systems have been satisfied or waived, then the PBD joint venture can close its sale with Telecommunications, even though some other sellers with non-primary systems have not satisfied their conditions.

LIQUIDATION OF THE PBD JOINT VENTURE

         Under the Liquidation Plan, the PBD joint venture will dissolve and terminate. In March 2002, the PBD joint venture sold its Poplar Bluff franchise area to the City of Poplar Bluff, Missouri for a sale price of approximately $8.0 million, subject to closing sales price adjustments, an escrow for indemnity claims and transaction costs. In April 2002, the PBD joint venture also completed the sale to Interlink Communications Partners, LLC, an affiliate of the corporate general partner, of the PBD joint venture's Mt. Carmel, Illinois system for a total sale price of $5.1 million, subject to closing price adjustments, an escrow for indemnity claims and transaction costs. Enstar IV-2 made initial distributions of the proceeds of these sales to unitholders and the general partners in May and August 2002.

         The PBD joint venture will sell all of its remaining cable television system as part of the Telecommunications Sale. Consequently, after the Telecommunications Sale, the PBD joint venture will have no cable television system assets. The partnership agreement for the PBD joint venture allows the PBD joint venture to automatically terminate when it is not engaged, and has no expectancy of engaging, in the business of owning, operating and disposing of cable systems.

         As soon as practicable following the closing of the Telecommunications Sale, Enstar IV-1 and Enstar IV-2, as the general partners of the PBD joint venture, will cause the joint venture to: (a) pay all costs associated with the Telecommunications Sale; (b) estimate and reserve for all such costs associated with the Telecommunications Sale for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of the joint venture. The general partners of the PBD joint venture will cause the PBD joint venture to distribute the balance of the cash from the Telecommunications Sale and the liquidation of its other assets, to Enstar IV-1 and Enstar IV-2 as the partners. The PBD joint venture will thereafter automatically terminate without further action by the unitholders.

LIQUIDATION OF ENSTAR IV-2

         All of the cable television assets of Enstar IV-2 are owned through the PBD joint venture. As part of the Liquidation Plan, the PBD joint venture will dispose of its assets, dissolve and terminate. Consequently, after the dissolution of the PBD joint venture, Enstar IV-2 will not have any operating assets and will no longer be able to fulfill its partnership purpose, which is to own and operate cable television systems.

         The corporate general partner presently expects that the Telecommunications Sale will close on or before August 29, 2003. As soon as practicable following the closing of the Telecommunications Sale and dissolution of the PBD joint venture, the general partners, on behalf of Enstar IV-2, will cause Enstar IV-2 to: (a) pay all costs associated with the Liquidation Plan, including costs associated with the solicitation of consents from the unitholders; (b) estimate and reserve for all such costs associated with the Liquidation Plan for which invoices have not yet been received; and (c) provide a further contingency reserve for all other outstanding expenses and liabilities of Enstar IV-2. The general partner will cause Enstar IV-2 to distribute the balance of the cash from the Liquidation Plan to the unitholders and the general partners, as provided in the partnership agreement. These administrative actions require a period of time to properly process and finalize, which the corporate general partner estimates to be up to 90 days following the closing of the Telecommunications Sale.

         The corporate general partner anticipates making initial distributions to the unitholders within 90 days after the closing of the Telecommunications Sale. The remaining assets of Enstar IV-2, and any remainder of the contingency reserve, will be distributed to the unitholders and the general partners as soon as practicable after the release of any remaining sales proceeds from escrow. The corporate general partner estimates that this will occur approximately 13 months after the close of the Telecommunications Sale. Enstar IV-2 will terminate and be dissolved upon the disposition of all of its assets.

FEDERAL INCOME TAX CONSEQUENCES OF THE LIQUIDATION PLAN

GENERAL

         The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Liquidation Plan. Further, it does not summarize state tax consequences of the Liquidation Plan, which can vary from state to state. The tax information included here was prepared from tax data compiled by the corporate general partner in its role as Enstar IV-2's tax administrator. The tax discussion that follows is merely intended to inform unitholders of factual information; it should not be considered tax advice and should not be relied upon as such. This summary also is not intended to be and should not be considered an opinion respecting the federal, state, local or foreign tax consequences to a particular limited partner. DUE TO THE COMPLEXITY OF THE TAX ISSUES INVOLVED, THE CORPORATE GENERAL PARTNER URGES THE UNITHOLDERS TO CONSULT WITH THEIR PERSONAL TAX ADVISORS REGARDING THEIR INDIVIDUAL CIRCUMSTANCES AND THE TAX REPORTING CONSEQUENCES OF THE TRANSACTION.

         This summary is based upon the Internal Revenue Code of 1986, as amended (which is also referred to as the Code); existing Final, temporary and proposed Treasury regulations thereunder (which are also referred to as the "Regulations"); published rulings and practices of the Internal Revenue Service (which is also referred to as the "IRS"); and court decisions, each as currently in effect. The corporate general partner cannot assure you that the IRS will agree with the conclusions in this section or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation also is subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.

         This summary only addresses those unitholders who hold their units as a capital asset and does not discuss all the federal income tax aspects of the Liquidation Plan that may be relevant and material to a particular unitholder in light of the unitholder's personal circumstances (including the application of the alternative minimum tax), or to certain types of unitholders who are subject to special treatment. For example, insurance companies, S corporations, partnerships, pension and profit sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Liquidation Plan.

PARTNERSHIP STATUS

         Under current law, a "partnership" is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing the partner's income tax liability that partner's allocable share of Enstar IV-2's items of income, gain, loss, deduction and credit. The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon the joint ventures' classification as a "partnership" and Enstar IV-2's classification as a "partnership" (rather than as an "association taxable as a corporation") for federal income tax purposes. This summary assumes that the joint ventures and Enstar IV-2 have been and will continue to be properly classified as a "partnership" for federal income tax purposes. No opinion of counsel or of the joint ventures' and partnership's independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.

FEDERAL INCOME TAX CONSEQUENCES

         o REALIZATION OF GAIN ON SALE OF ASSETS. Consummation of the Liquidation Plan will cause Enstar IV-2 to recognize gain for federal income tax purposes. In general, that gain will equal the excess of the "amount realized" over the joint ventures' adjusted basis in the assets. The corporate general partner anticipates that some or all of the recognized gain will be taxable as ordinary income resulting from the recapture of previously claimed deductions for depreciation and amortization under section 1245 of the Code. The gain recognized by a limited partner may be reduced by the limited partner's prior losses not deductible because of the "passive activity loss" limitations under section 469 of the Code. For more information please see the subsection entitled "Passive Activity Losses" below.

         As an example, yhe corporate general partner estimates that the amount of gain that is allocable to an investor who purchased units for $250 per unit at the time of the initial offering of such units by the partnership (an "Original Limited Partner") to be $29 per unit. The corporate general partner also believes that this amount will be treated as ordinary income, resulting from the recapture of previously claimed depreciation and amortization under Code section 1245. The aggregate gain per unit may be reduced by the amount of the passive activity loss carry forward, if any (to the extent previously allocated losses were not previously utilized by an Original Limited Partner). Therefore the net gain may be reduced, if an Original Limited Partner has not previously utilized passive activity losses allocated from the partnership.

         For federal income tax purposes, upon consummation of the Liquidation Plan and the resulting payment of the partnership's indebtedness, each limited partner will be treated as being released from its allocable share of the partnership's nonrecourse liabilities so satisfied (estimated to be $0 per unit) and as receiving a deemed distribution equal to that amount. Each limited partner will have to calculate his or her respective capital gain, if any, realized upon the receipt of (1) the estimated $93 per unit cash distribution from Enstar IV-2 upon consummation of the Liquidation Plan and (2) the estimated $0 per unit deemed distribution from Enstar IV-2 upon the payment of Enstar IV-2's nonrecourse liabilities. In order to make such determination, a limited partner must calculate his or her tax basis in the units as of the end of the taxable year in which the distributions occur.

         A limited partner will realize a capital gain equal to the excess, if any, of (1) the aggregate amount of the cash and deemed distributions received by any limited partner upon the consummation of the Liquidation Plan and payment of Enstar IV-2's nonrecourse liabilities, respectively, over (2) the limited partner's tax basis in his or her units. The corporate general partner estimates that Original Limited Partners should not realize any capital gain as a result of these distributions.

         CERTAIN ASSUMPTIONS UNDERLYING THE ESTIMATED DISTRIBUTIONS PER UNIT AND RELATING TO THE POTENTIAL FEDERAL TAX CONSEQUENCES OF THE LIQUIDATION PLAN TO AN ORIGINAL LIMITED PARTNER ARE ILLUSTRATED IN THE FOLLOWING TABLES:

                                                                                Per
                                                                                Unit
                                                                                ----
ESTIMATED TAX BASIS PER UNIT (PRE LIQUIDATION PLAN)
Initial capital contribution...............................................     $250
Estimated allocable share of partnership nonrecourse liabilities...........        -
Cash distributions through December 31, 2002...............................     (359)
Estimated net income (loss) through December 31, 2002......................      217
                                                                                ----
Estimated tax basis per unit prior to Liquidation Plan.....................      108

ESTIMATED TAX BASIS PER UNIT (POST LIQUIDATION PLAN)
Estimated tax basis per unit...............................................      108
Estimated section 1245 gain................................................       29
Estimated section 1231 gain................................................        -
                                                                                ----
Estimated tax basis per unit before distributions..........................      137
Cash distributions.........................................................      (93)
Deemed distribution........................................................        -
                                                                                ----
Estimated tax basis per unit after distributions...........................     $ 44
                                                                                ====

         o PASSIVE ACTIVITY LOSSES. Under section 469 of the Code, non-corporate taxpayers, personal service corporations or other closely held corporations generally can deduct "passive activity losses" in any year only to the extent of its passive activity income for that year. Substantially all post-1986 losses of unitholders from Enstar IV-2 should be considered passive activity losses. Thus, unitholders may have "suspended" passive losses from Enstar IV-2 (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other activities) which may be available to shelter gain from the Liquidation Plan. Unitholders should consult their own tax advisors regarding the effect that the passive activity loss rules will have upon his or her tax situation.

         o UNRELATED BUSINESS INCOME. For most tax-exempt unitholders, a portion of the gain from the sale of the assets will be treated as unrelated business income subject to tax under section 511 of the Code. Under section 514(a) of the Code, gain from the sale of "debt-financed property" is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property's debt to its cost basis. Additional unrelated business income may result to a tax-exempt unitholder that borrowed funds to purchase its units. Tax-exempt unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the joint venture's system.

         o FOREIGN INVESTORS. A unitholder who is a nonresident alien individual, foreign corporation or other foreign person, is subject to a withholding tax on that person's share of the gain recognized on the Liquidation Plan, assuming Enstar IV-2 is deemed to be engaged in a U.S. trade or business and Enstar IV-2's taxable income is effectively connected with the trade or business. The withholding rates are 38.6% for unitholders other than corporate unitholders and 35% for corporate unitholders. Amounts withheld will be remitted to the IRS and the foreign person will receive a credit on such person's U.S. income tax return filed for the amount of the tax withheld by Enstar IV-2. The tax withheld will be treated as a distribution to the foreign unitholder.

         o COMPLETE LIQUIDATION. In general, upon complete liquidation of Enstar IV-2, gain may be recognized by a unitholder upon receipt of a liquidating distribution, but only to the extent any money (and certain other property) received exceeds the adjusted basis of the unitholder's units. In most cases, the corporate general partner anticipates that a unitholder's basis for his units should exceed his liquidating distribution, primarily because the basis for his units will be increased by his share of gain on the sale of the assets. Thus, little or no additional gain should be recognized as a result of receiving a liquidating distribution. However, this may not be true in all cases, as some of the unitholders may recognize gain on the liquidation of Enstar IV-2 in addition to their share of gain realized by Enstar IV-2 on the sale of the joint venture's assets. Since any decrease in a unitholder's share of partnership liabilities is deemed to be a distribution of money, the amount of gain on a liquidation distribution may exceed the actual distribution of money. Loss will generally be recognized by a unitholder only if he receives no property other than money, and then only to the extent the adjusted basis of his units exceed the sum of any money received. However, the deductibility of capital losses is limited for both corporate and non-corporate unitholders.

         UNITHOLDERS ARE URGED TO CONSULT THEIR PERSONAL TAX ADVISORS FOR ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THEM WITH RESPECT TO THE LIQUIDATION PLAN, INCLUDING THE LIQUIDATION AND TERMINATION OF ENSTAR IV-2.

STATE TAX CONSEQUENCES

         Many states impose income tax withholding requirements on partnerships that have nonresident partners. These requirements are at the partnership level and, therefore, do not reflect the actual tax profile of the individual partner. Nonetheless, unitholders are urged to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them on the consummation of the Liquidation Plan and related distributions.

NO APPRAISAL RIGHTS

         If the unitholders owning a majority of the units on the Record Date vote in favor of the Liquidation Plan, that approval will bind all unitholders. The partnership agreement of Enstar IV-2 and the Georgia Revised Uniform Limited Partnership Act, under which Enstar IV-2 is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority-in-interest in approving the Liquidation Plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have a judicial determination of the fair value of their units paid to them because they disapprove of the Liquidation Plan.

               NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS

         No established market for the units of Enstar IV-2 was ever expected to develop, and none has developed. Consequently, transactions in the units have been limited and sporadic, and it is not known to what extent those transactions have been on a fully arm's-length basis, as between willing buyers and willing sellers.

         The following table sets forth the high and low sales prices, known to the corporate general partner, for Enstar IV-2's units during the period January 1, 2000 through December 31, 2002:

                                                                                     NUMBER
                                                                                       OF               TOTAL UNITS
PERIOD                                   HIGH                    LOW                 TRADES                TRADED
------                                 --------                -------             ----------         ---------------
October-December 2000                    $195                   $148                   23                    673
January-March 2001                        170                    143                    5                     59
April-June 2001                           170                    170                   14                    350
July-September 2001                       188                    170                    8                    860
October-December 2001                     194                    120                   18                    635
January-March 2002                        170                    120                    6                    214
April-June 2002                           166                    110                   20                    264
June-September 2002                       226                     50                    7                  2,141
October-December 2002                      36                     36                    1                     40

                          DISTRIBUTIONS TO UNITHOLDERS

         Since the inception of Enstar IV-2, the partnership has made aggregate cash distributions to its unitholders in the amount of approximately $14.3 million or an aggregate of $359 per unit. These distributions were made from the partnership's operating cash flow and from the sale of a portion of the joint ventures' cable systems in March and April 2002. At that time, the partnership distributed $7.1 million or $178 per unit to unitholders consisting of the proceeds of these sale transactions. See "Special Factors -- General" on pages 14-15 for a description of these transactions.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On December 31, 2002, there were 39,848 units issued and outstanding and entitled to vote on matters upon which the unitholders may vote or consent, which were held by 830 unitholders. None of the affiliates of the corporate general partner, or any of the executive officers or directors of the corporate general partner or any of its affiliates, owns any of the units, nor has any of these persons engaged in any transaction in the units during the 60-day period immediately preceding the date hereof.

         As of December 30, 2002, the following group of unitholders beneficially owned, in the aggregate, 5% or more of the total outstanding units. As of the date hereof, there is no other person known by the partnership to own beneficially, or that may be deemed to own beneficially, more than 5% of the units.

                                                   BENEFICIAL OWNERSHIP
                                              ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER              AMOUNT              PERCENT
-------------------------------------------   --------------      --------------

Everest Cable Investors LLC
199 S Los Robles Avenue Ste 440
Pasadena, CA 91101                                2,626(1)             6.6%

--------
(1) Amount and percent of beneficial ownership listed are based solely on information received from Enstar IV-2's transfer agent, Gemisys Financial Services.

         The corporate general partner is an indirect, wholly-owned subsidiary of Charter Communications, Inc. Charter Communications, Inc., is beneficially controlled by Paul G. Allen.

                   IDENTITY AND BACKGROUND OF CERTAIN PERSONS

ENSTAR COMMUNICATIONS CORPORATION

         Enstar Communications is the corporate general partner of Enstar IV-2. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable and telecommunications business, both as general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 2001, Enstar Communications managed cable television systems serving approximately 74,000 basic subscribers. Enstar Communications has caused Enstar IV-2 to pursue a process of liquidation because of difficulties of profitably operating rural systems on a long-term basis. The address and telephone number of Enstar Communications' principal executive offices is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         Set forth below is certain general information about the Director and the Executive Officers of Enstar Communications. Each of these individuals holds the same positions as an executive officer of each of the participants, except for Steven A. Schumm, who also serves as the sole director of Enstar Communications. Information about the directors of Charter Communications, Inc., is set forth under "Identity and Background of Certain Persons -- Charter Communications, Inc." on pages 50-51.

         The business address and telephone number of each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri; tel.: (314) 965-0555.

Name                       Age         Position
----                       ---         --------

Steven A. Schumm........    50         Director, Executive Vice President, Chief Administrative Officer and
                                       Interim Chief Financial Officer

Carl E. Vogel...........    44         President and Chief Executive Officer

Margaret A. Bellville...    49         Executive Vice President and Chief Operating Officer

Paul Martin.............    41         Senior Vice President - Corporate Controller

Curtis S. Shaw..........    53         Senior Vice President, General Counsel and Secretary

Steven E. Silva.........    42         Executive Vice President -  Corporate Development and Chief Technology
                                       Officer

         STEVEN A. SCHUMM, Director, Executive Vice President, Chief Administrative Officer and Interim Chief Financial Officer. Prior to joining Charter Investment, Inc. (also called "Charter Investment") (a predecessor of, and currently an affiliate of, Charter Communications, Inc., which is also referred to as Charter) in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

         CARL E. VOGEL, President and Chief Executive Officer. Mr. Vogel has held this position (and also has served as a director of Charter Communications, Inc.) since October 2001. Mr. Vogel has more than 20 years of experience in telecommunications and the subscription television business. Prior to joining Charter, he was a Senior Vice President of Liberty Media Corp., from November 1999 to October 2001, and the Chief Executive Officer of Liberty Satellite and Technology, from April 2000 to October 2001.

Prior to joining Liberty, Mr. Vogel was an Executive Vice President and the Chief Operating Officer of Field Operations for AT&T Broadband and Internet Services, with responsibility for managing operations of all of AT&T's cable broadband properties, from June 1999 to November 1999. From June 1998 until June 1999, Mr. Vogel served as Chief Executive Officer of Primestar, Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of On-Command Corporation, National Cable Television Association, CableLabs and Digeo, Inc. Mr. Vogel earned a B.S. degree in Finance and accounting from St. Norbert College.

         MARGARET A. BELLVILLE, Executive Vice President and Chief Operating Officer. Before joining Charter in December, 2002, Ms. Bellville was President and CEO of Incanta Inc., a technology-based streaming content company from 2001 to 2002. Prior to that, she worked for six years at Cox Communications, the nation's fourth-largest cable television company. She joined Cox in 1995 as Vice President of Operations and advanced to Executive Vice President of Operations. Ms. Bellville joined Cox from Century Communications, where she served as Senior Vice President of the company's southwest division. Before that, Ms. Bellville served seven years with GTE Wireless in a variety of management and executive-level roles. A graduate of the State University of New York in Binghamton, Ms. Bellville is also a graduate of Harvard Business School's Advanced Management Program. She currently serves on the Dan O'Brien Youth Foundation Board, the Public Affairs committee for the NCTA, the CTAM Board of Directors, and is a trustee and secretary for the industry association Women in Cable and Telecommunications. Ms. Bellville is an inaugural fellow of the Betsy Magness Leadership Institute and has been named "Woman of the Year" by Women in Cable and Telecommunications in California.

         PAUL E. MARTIN, Senior Vice President -- Corporate Controller. Prior to his promotion to his current position on April 22, 2002, Mr. Martin was Vice President and Corporate Controller from March 2000 of Charter. Prior to joining Charter in March 2000, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin is a certified public accountant and was associated with Arthur Andersen LLP for nine years. Mr. Martin received a B.S. degree in accounting from the University of Missouri -- St. Louis.

         CURTIS S. SHAW, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

         STEPHEN E. SILVA, Executive Vice President - Corporate Development and Technology and Chief of Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to this promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President -- Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry.

         The business address and telephone number of each of the sole director and each of the executive officers listed above are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

ROBERT T. GRAFF

         Robert T. Graff is the individual general partner of Enstar IV-2. Mr. Graff was involved in the formation of Enstar IV-2 and the other Enstar affiliated partnerships in the late 1980's and continued his role as general partner thereafter. In 1993, Falcon Communications bought Mr. Graff's general partnership interests in some of those partnerships, which did not include Enstar IV-2. Mr. Graff has been retired for more than the past ten years. Mr. Graff is a citizen of the United States. Mr. Graff has not been actively involved in the management of Enstar IV-2.

CHARTER COMMUNICATIONS, INC.

         Charter Communications, Inc. (also referred to as "Charter, Inc.") is a publicly-traded Delaware corporation that, operating through its subsidiaries, is the third largest operator of cable television systems in the United States. It provides cable television and other telecommunications services to approximately 6.7 million customers in 40 states. Since 1999, Charter, Inc., through its subsidiaries, completed numerous cable system acquisitions, which added approximately 4.7 million customers. Under management agreements with Charter Communications Holding Company, LLC ("Holdco") and Charter Communications Operating, LLC ("Operating"), Charter, Inc. is responsible for the management of Holdco, Operating and their respective subsidiaries (which include all of the other participants) and controls the affairs of each of them. Paul G. Allen controls approximately 93.5% of the voting power of Charter, Inc.

         Listed below are the directors of Charter, Inc. Information about Charter, Inc.'s executive officers is set forth under the heading "Identity and Background of Certain Persons - Enstar Communications Corporation" on pages 48-49.

         The business address and telephone number of Charter, Inc. and each of the following individuals is 12405 Powerscourt Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

         PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of Charter since July 1999, and chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World(TM) vision that Charter shares. Mr. Allen's investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in TechTV, Inc., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of TechTV, Inc. and numerous privately held companies.

         CARL E. VOGEL, 44 (See "Identity and Background of Certain Persons -- Enstar Communications Corporation" on pages 48-49).

         MARC B. NATHANSON, 56, has been a director of Charter since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to, and since 1998 has served as chairman of, The Broadcasting Board of Governors.

         RONALD L. NELSON, 49, has been a director of Charter since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

         NANCY B. PERETSMAN, 47, has been a director of Charter since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

         WILLIAM D. SAVOY, 38, has been a director of Charter since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including president and a director of Vulcan Ventures Incorporated and president of Vulcan, Inc., Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, RCN Corporation, Telescan, Inc., TechTV, Inc. and Digeo Technology, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

         JOHN H. TORY, 47, has been a director of Charter since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada's largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada's largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

         LARRY W. WANGBERG, 59, has been a director of Charter Communications, Inc. since January 2002. Mr. Wangberg served as Chairman, Chief Executive Officer and a director of TechTV Inc., a cable television network, from 1997 until July 2002. Prior to joining TechTV Inc., Mr. Wangberg was chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was chairman and Chief Executive Officer of Times Mirror Cable Television and senior vice president of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of TechTV Inc., Autodesk Inc., and ADC Telecommunications. Mr. Wangberg holds a bachelor's degree in mechanical engineering and a master's degree in industrial engineering, both from the University of Minnesota.

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

         Charter Communications Holding Company, LLC ("Holdco") is a Delaware limited liability company, and a direct subsidiary of Charter, Inc. Holdco, through its subsidiaries, which include Enstar Communications Corporation, owns and operates Charter Inc.'s cable television systems. The business

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address and telephone number of Holdco's principal office is 12405 Powerscourt
Drive, St. Louis, Missouri 63131; tel. (314) 965-0555.

                                VOTING PROCEDURES

         Unitholders are provided with an opportunity to independently vote upon each proposal of the Liquidation Plan, which includes the Telecommunications Sale and the Enstar Liquidation. However, the Liquidation Plan will not be carried out unless each proposal is approved by a majority-in-interest of the unitholders. A vote of the holders of a majority of the units on the Record Date to approve each proposal of the Liquidation Plan will bind all unitholders as to the Liquidation Plan.

         The close of business on March 3, 2003, is the Record Date for determining the unitholders entitled to receive notice of the solicitation of consents and to consent to the Liquidation Plan. Consents of the unitholders will be solicited during the period, also referred to as the "Solicitation Period," which begins on March 14, 2003 and will end at 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the soliciting agent; or (2) May 16, 2003 (or, if the general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). The enclosed consent card permits you to approve, disapprove or abstain with respect to the Liquidation Plan. Please indicate your approval, disapproval or abstention by marking and signing and dating the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a company Enstar IV-2 has engaged to act as its soliciting agent. An extension of the Solicitation Period will not impact the validity of consents already received.

         If you sign and send in the enclosed consent card and do not indicate how you want to vote as to the Liquidation Plan, your consent card will be treated as voting to APPROVE the Liquidation Plan. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan. If you ABSTAIN as to the Liquidation Plan, it will have the same effect as a vote to DISAPPROVE the Liquidation Plan.

         You may change your vote at any time before 5:00 p.m., New York City time, on the earlier of (1) the date on which the consents of the holders of a majority of the units entitled to consent and approving each proposal of the Liquidation Plan are received by the corporate general partner and/or the soliciting agent; or (2) May 16, 2003 (or, if the corporate general partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period). You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the soliciting agent. If you instructed a broker to vote your units, you must follow your broker's directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received before the end of the original Solicitation Period, or extended Solicitation Period, as the case may be.

         On December 31, 2002, there were 39,848 outstanding units entitled to vote on the Liquidation Plan, which were held by approximately 830 unitholders, none of whom are known to the corporate general partner to be an affiliate of Enstar IV-2, the general partner, or of any affiliate of any of the other participants.

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                              AVAILABLE INFORMATION

         This consent solicitation statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar IV-2, its assets and the transactions described herein. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to Enstar IV-2's Annual Report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 or a Current Report on Form 8-K, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar IV-2. You also may obtain a copy of the asset purchase agreement with Telecommunications that is described in this consent solicitation statement, without charge, upon written request to Enstar IV-2. To make such a request, you should write to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention:
Partnership Relations; or call (314) 543-2389.

         The mailing address and telephone number of Charter Communications, Inc. and Enstar Communications Corporation are: 12405 Powerscourt Drive,
St. Louis, Missouri 63131, Telephone: (314) 965-0555.

                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission permits the corporate general partner to incorporate by reference the information that Enstar IV-2 have filed with it. This means that important information, not presented in this consent solicitation statement, may be contained elsewhere. The following documents are incorporated by reference:

         o Enstar IV-2's Annual Report on Form 10-K for the year ended December 31, 2001;

         o Enstar IV-2's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002; and

         o Enstar IV-2's Current Reports on Form 8-K filed on June 14, 2002, April 22, 2002 and February 14, 2003.

Copies of the Annual Report on Form 10-K for the year ended December 31, 2001 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 have been delivered with this consent solicitation. You may obtain copies of the filings incorporated by reference in this consent solicitation statement, without charge, by making a written request to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention:
Partnership Relations or by calling (314) 543-2389.


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                 CONSENT SOLICITATION BY THE GENERAL PARTNER OF
                        ENSTAR INCOME PROGRAM IV-2, L.P.
                                  CONSENT CARD

         The undersigned record owner (the "Unitholder") of limited partnership units (the "Units") of Enstar Income Program IV-2, L.P., a Georgia limited partnership (the "Partnership"), hereby specifies that all of the Units of the Partnership that the Unitholder is entitled to vote shall be voted as follows:

         AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, IN EACH CASE APPROVAL SHALL BE DEEMED TO INCLUDE SUCH NON-MATERIAL MODIFICATIONS AS ENSTAR COMMUNICATIONS CORPORATION, AS A GENERAL PARTNER OF THE PARTNERSHIP (THE "GENERAL PARTNER"), MAY IN ITS REASONABLE DISCRETION DETERMINE. IF YOU SIGN AND SEND THIS CONSENT CARD, BUT DO NOT SPECIFY YOUR VOTE ON THE PROPOSALS, YOUR CONSENT CARD WILL BE TREATED AS VOTING TO APPROVE EACH OF THE PROPOSALS. IF YOU FAIL TO SEND IN YOUR CONSENT CARD, THE EFFECT WILL BE THE SAME AS IF YOU VOTED TO DISAPPROVE THE LIQUIDATION PLAN. IF YOU VOTE TO ABSTAIN OR TO DISAPPROVE ONE OR MORE PROPOSALS, THE EFFECT WILL BE THE SAME AS IF YOU VOTED TO DISAPPROVE THE LIQUIDATION PLAN.

         The General Partner has recommended the adoption of a plan of liquidation with respect to the Partnership (the "Liquidation Plan") which would authorize:

         (1) Enstar IV/PBD Systems Venture, a Georgia general partnership co-owned by the Partnership (the "PBD Joint Venture"), to sell the cable television systems owned by the PBD Joint Venture to Telecommunications Management, LLC, a Missouri limited liability company, under the Asset Purchase Agreement between the PBD Joint Venture and certain other partnerships as Sellers, and Telecommunications Management, LLC as Buyer, dated as of November 8, 2002, as amended (the "Telecommunications Sale");

           APPROVE                    DISAPPROVE                  ABSTAIN

             [ ]                         [ ]                        [ ]

         (2) As soon as practicable after the completion of Telecommunications Sale, to dissolve, terminate and liquidate the Partnership through one or more liquidating distributions to the limited partners and general partners of the Partnership's remaining assets after payment of the Partnership's debts and obligations, in accordance with the partnership agreement of the Partnership, with the General Partner, or such party as designated by the General Partner, acting as the liquidating trustee.

           APPROVE                    DISAPPROVE                  ABSTAIN

             [ ]                         [ ]                        [ ]

                    (please date and sign on the other side)


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         The undersigned hereby acknowledges receipt of the consent solicitation statement.

         The undersigned hereby revokes any prior authorization to vote the Units of the Partnership heretofore given by the undersigned to any person.

Dated _____________________, 2003

                             __________________________(Unitholder's Signature)

                             __________________________(Unitholder's Signature)

         Please date and sign exactly as name appears on this consent card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title and affixing corporate seal. If a partnership or limited liability company, sign in the partnership/limited liability company name, as the case may be, by a duly authorized person. In the case of joint ownership, each joint owner must sign.

                                     - 55 -